Exhibit 99.1

SELECTED FINANCIAL DATA OF BRADLEY OPERATING LIMITED PARTNERSHIP

The following selected historical consolidated financial and operating data of Bradley OP should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Bradley OP beginning on page F-1 of this document. The following data does not include any information with respect to Heritage or any of its subsidiaries other than Bradley OP and its subsidiaries. Consolidated financial information with respect to Heritage and its subsidiaries may be found in Heritage’s filings with the SEC.

On September 18, 2000, Heritage acquired Bradley Real Estate, Inc. (“Bradley”), a publicly traded REIT based in Illinois with nearly 100 shopping center properties located primarily in the Midwest, at an aggregate cost of approximately $1.2 billion. Heritage acquired Bradley through a merger in which all of the holders of Bradley capital stock received cash in exchange for their shares. Through the acquisition, Heritage also acquired a controlling interest in Bradley OP through the acquisition of all of the general partnership units and substantially all of the limited partnership units of Bradley OP. Heritage accounted for the transaction using the purchase method of accounting and, accordingly, the acquisition cost was allocated to the estimated fair values of the assets received and liabilities assumed. As a result of Heritage’s accounting for the transaction, several significant changes were required affecting Bradley OP’s financial position and future results of operations. These changes included but were not limited to, recognizing straight-line rental income over a different period, increasing the book value of the real estate investments acquired to their estimated fair values and writing off any unamortized deferred leasing and financing costs. Based on these changes, the financial position and results of operations of Bradley OP for the periods subsequent to the acquisition have been shown separately from the financial position and results of operations for the period prior to the acquisition.

	Year Ended December 31,
	2003	2002	2001	2000(1)
	(Dollars and units in thousands except per-unit data)
STATEMENT OF OPERATIONS DATA:
Revenue:
Rentals and recoveries	$187,613	$172,633	$157,350	$46,322
Interest and other	36	58	132	823
Total revenue	187,649	172,691	157,482	47,145
Expenses:
Operating	56,632	52,627	48,195	13,121
General and administrative	11,775	15,324	8,256	2,294
Depreciation and amortization	48,389	43,386	39,398	12,356
Interest	33,030	35,537	47,102	7,580
Loss on prepayment of debt	—	4,215	—	—
Total expenses	149,826	151,089	142,951	35,351
Income before net gains	37,823	21,602	14,531	11,794
Net derivative (losses) gains	—	(7,766)	986	—
Net income	37,823	13,836	15,517	11,794
Preferred stock distributions	(6,656)	(6,656)	(6,656)	—
Net income attributable to common unitholders	$31,167	$7,180	$8,861	$11,794
Per Unit Data:
Basic and diluted income attributable to common unitholders	$0.92	$0.24	$0.38	$0.50
Weighted average common units outstanding—Basic and diluted	33,787	30,073	23,379	23,379
BALANCE SHEET DATA: (at end of period)
Real estate investments, before accumulated depreciation	$1,282,989	$1,312,694	$1,143,111	$1,164,549
Total assets	1,312,641	1,339,680	1,173,004	1,185,192
Total liabilities	642,877	639,967	661,002	627,747
Minority interests	2,425	2,425	2,425	2,425
Redeemable capital	84,681	83,497	75,527	75,556
Partners’ capital	582,658	613,791	434,050	479,464
OTHER DATA:
# of shopping centers (at end of period)	105	105	96	96
Gross leasable area of shopping centers (sq. ft. at end of period, in thousands)(2)	17,589	17,589	15,378	15,378
Total portfolio net operating income	$130,981	$120,006	$109,155	$33,201
Cash flows from operating activities	89,154	75,129	50,780	18,612
Cash flows from investing activities	(19,250)	(119,448)	(13,768)	(9,567)
Cash flows from financing activities	(68,839)	41,212	(33,231)	(28,230)

(1)        Represents the period from September 18, 2000, the date Heritage acquired Bradley OP, through December 31, 2000.

(2)        Represents the total gross leasable area of all Bradley OP-owned and operated shopping center square footage.

	Year Ended December 31,
	2000(1)	1999
	(Dollars and units in thousands except per-unit data)
STATEMENT OF OPERATIONS DATA:
Revenue:
Rentals and recoveries	$113,574	$151,950
Interest and other	245	2,883
Total revenue	113,819	154,833
Expenses:
Operating	31,180	45,830
General and administrative	7,875	7,797
Depreciation and amortization	20,194	26,456
Interest	23,725	29,404
Total expenses	82,974	109,487
Income before equity in earnings of partnership	30,845	45,346
Equity in earnings of partnership	—	500
Gain on sale of properties	205	—
Income allocated to minority interest	—	84,000
Net income	31,050	45,762
Preferred stock distributions	(9,584)	(11,791)
Net income attributable to common unitholders	$21,466	$33,971
Per Unit Data:
Basic income attributable to common unitholders	$0.86	$1.34
Diluted income attributable to common unitholders	$0.86	$1.34
Weighted average common units outstanding—basic	25,002	25,380
Weighted average common and common equivalent units outstanding—diluted	25,002	25,409
BALANCE SHEET DATA: (at end of period)
Real estate investments, before accumulated depreciation	$1,164,549	$1,014,158
Total assets	1,185,192	996,167
Total liabilities	627,747	478,298
Minority interests	2,425	381
Redeemable capital	75,556	—
Partners’ capital	$479,464	$517,488
OTHER DATA:
# of shopping centers (at end of period)	97	98
Gross leasable area of shopping centers (sq. ft. at end of period, in thousands)(2)	15,460	15,500
Total portfolio net operating income	$33,201	$106,120

(1)           Represents the period from January 1, 2000 through September 18, 2000, the date Heritage acquired Bradley OP.

All references to “we,” “us,” “our,” “ours” or “Heritage” in this document refer to Heritage Property Investment Trust, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.  All references to “Bradley OP” in this document refer to Bradley Operating Limited Partnership, one of Heritage’s subsidiary operating partnerships, and its consolidated subsidiaries, unless the context indicates otherwise.

BUSINESS OF BRADLEY OPERATING LIMITED PARTNERSHIP

Overview

Bradley Operating Limited Partnership, or Bradley OP, is one of the legal entities through which Heritage Property Investment Trust, Inc., a fully integrated, self-administered and self-managed real estate investment trust, or “REIT,” conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets.  Heritage is one of the nation’s largest owners of neighborhood and community shopping centers, with properties located in the Eastern, Midwestern and Southwestern United States.  As of September 30, 2004, Heritage had a shopping center portfolio consisting of 164 shopping centers, located in 29 states and totaling approximately 33.2 million square feet of GLA, of which approximately 27.9 million square feet was Company-owned GLA.

Heritage conducts its business primarily through its two operating partnerships, Heritage Property Investment Limited Partnership, or Heritage OP, and Bradley OP. Bradley OP is a Delaware limited partnership and is the primary entity through which Heritage conducts its operations in the Midwest.  As of September 30, 2004, Bradley OP and its subsidiaries owned 106 shopping centers, located in 21states and totaling approximately 17.6 million square feet of Company-owned GLA.

From Heritage’s formation in July 1999 until it completed the Bradley acquisition (described below), Heritage operated its business through a structure commonly referred to as an “umbrella partnership” REIT or “UPREIT.” This structure generally consists of a corporate REIT with shares of capital stock and a limited partnership with both entities coordinating to operate a single real estate business.  The limited partnership typically owns all or substantially all of the real estate properties and the REIT controls the partnership’s business activities as the sole general partner. In our case, we are the sole general partner of Heritage OP and hold directly and indirectly through one of our subsidiaries, all of the partnership interests in Heritage OP.  Until September 2000, Heritage OP owned all of our real estate properties, either directly or indirectly through other subsidiaries.

In September 2000, we acquired Bradley Real Estate, Inc. (“Bradley”), a publicly-traded REIT headquartered in Illinois, as a result of which, one of our subsidiaries became the sole general partner of Bradley OP. As is the case with our structure, Bradley was also organized and operated as an “UPREIT.” Bradley, a corporate REIT, was the general partner of, and owned approximately 83% of the partnership interests in, Bradley OP. Bradley OP owned either directly or indirectly through other subsidiaries, substantially all of the real estate properties in Bradley’s real estate portfolio. Prior to our acquisition of Bradley, Bradley OP had issued units of common and preferred limited partnership interests to unaffiliated third parties in connection with acquisitions by Bradley of properties and other real estate companies and other financing transactions.

Although we integrated the operations of Bradley OP with our other operations, essentially, we are operating two distinct umbrella partnerships as we have elected not to merge or combine Heritage OP and Bradley OP as a legal matter at this time. We continue to act as the sole general partner and hold of all of the partnership interests in Heritage OP. Through our wholly-owned subsidiary, we are also the sole general partner of Bradley OP and manage and conduct the business of Bradley OP and its portfolio of real estate properties in accordance with the Bradley OP limited partnership agreement.

Although the operations of Bradley OP are separate from the operations of Heritage OP and our other subsidiaries, our business strategy, competitive strengths, financing strategy and growth strategy with respect to the operations of Bradley OP are identical to our strategies in managing our other operations.  For a more detailed discussion of Heritage’s business and strategies, refer to Heritage’s filings with the Securities and Exchange Commission.

Heritage is a full service real estate company, with in-house expertise and resources in acquisitions, financing, capital markets, construction management, property management, marketing, leasing, accounting, tax and legal services. As of September 30, 2004, we had 147 total employees, including 28 leasing and support personnel, 55 property management and support personnel, 8 legal and support personnel, and 56 corporate management and support personnel. Our principal executive office is located at 131 Dartmouth Street, Boston, Massachusetts 02116 and our telephone number at that address is (617) 247-2200. In addition, we have sixteen regional offices.

Heritage maintains a Web site located at http://www.heritagerealty.com. On this Web site, you can obtain a copy of Heritage’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after those reports are electronically filed with, or furnished to, the SEC.  In addition, Bradley OP also files annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K pursuant to Section 15(d) of the Exchange Act, and those reports will also be posted on Heritage’s Web site.

Bradley OP Partnership Agreement

The following summary describes the material provisions of the Bradley OP partnership agreement. This summary is qualified in its entirety by reference to the limited partnership agreement, which we have previously filed with the SEC.

Management

Bradley OP was organized as a Delaware limited partnership on September 2, 1993. In connection with our acquisition of Bradley, the general partner of Bradley OP, Heritage-Austen Acquisition, Inc., one of our wholly owned subsidiaries, became the sole general partner of Bradley OP. We own, either directly or indirectly, 99% of the economic interests in Bradley OP.

Pursuant to the Bradley OP partnership agreement, through our subsidiary acting as the sole general partner of Bradley OP, we generally have full, exclusive and complete responsibility and discretion in the management, operation and control of Bradley OP, including the ability to cause Bradley OP to enter into certain major transactions, including acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. Our subsidiary may not be removed as general partner of Bradley OP except with cause.

Partnership Interests

Interests in Bradley OP are evidenced by two classes of unit holders: general partner “common” units owned by our subsidiary as “GP Units,” and limited partner “common” units evidenced by “LP Units.” The holders of LP Units have the right, under certain circumstances, to exchange their units for shares of Heritage common stock on a one-for-one basis. Holders of GP Units and LP Units are referred to as “common unit holders.”

LP Units are held by persons who received limited partner interests in connection with their contributions of direct or indirect interests in one or more properties to Bradley OP. Bradley OP is obligated to redeem each LP Unit at the request of the holder for cash equal to the fair market value of a share of our common stock at the time of the redemption. Heritage may elect to acquire those LP Units presented for redemption for either one share of common stock or cash. With each redemption of LP Units, our percentage ownership interest in Bradley OP increases. Bradley OP may issue additional LP Units to purchase additional properties or to purchase land parcels for the development of properties in transactions that defer some or all of the seller’s tax consequences. Offering LP Units instead of cash for properties may provide potential sellers with partial federal income tax deferral.

Bradley OP has authority to issue additional preferred units that may have distribution and other rights senior to the rights of holders of common or preferred units.

Although there is no separate trading market for LP Units, we believe the market value of the shares of Heritage common stock on the New York Stock Exchange may provide existing and potential holders of LP Units with a mechanism by which to value LP Units from time to time, after giving effect to the particular tax position of each holder. The trading value of the common stock serves as a useful surrogate for the value of LP Units because the distributions to the holders of LP Units are made concurrently with and in the same amount per LP Unit as distributions we pay to each share of Heritage common stock and because of the redemption rights of the holders of the LP Units.

Transfer of the General Partner’s Interest

The Bradley OP partnership agreement provides that our subsidiary may, in its sole and absolute discretion, transfer or dispose of its GP Units.

Rights of Limited Partners

No outside limited partner may take part in the operation, management or control of the business of Bradley OP by virtue of being a holder of a limited partnership interest.

Transfer of Limited Partnership Units

The Bradley OP partnership agreement prohibits the sale, assignment, transfer, pledge or disposition of all or any portion of LP Units without our subsidiary’s written consent, which consent may be withheld in its sole and absolute discretion. However, a limited partner may transfer its units to a family member for estate planning purposes and may pledge its units to secure the repayment of a loan as long as the limited partner has first obtained the written agreement of the pledgee to exercise its redemption rights under the Bradley OP partnership agreement (discussed below) immediately upon taking any action with respect to those pledged limited partnership units and has submitted a copy of that agreement and the pledge to our subsidiary. In addition, the Bradley OP partnership agreement contains other restrictions on transfer if, among other things, that transfer would cause us to fail to comply with the REIT rules under the Internal Revenue Code, if that transfer would cause us to become a publicly-traded partnership under the Internal Revenue Code or if that transfer would cause us to become a “party in interest” or a disqualified person as to any employee benefit plan under ERISA.

Redemption

Under the Bradley OP partnership agreement, each limited partner (other than the general partner) has the right, subject to some limitations, to require Bradley OP to redeem all or a portion of the LP Units held by that partner for cash, or, at our option, we may elect to purchase the LP Units presented for redemption for an equivalent number of shares of our common stock. Each LP Unit that is purchased by us for shares of our common stock will upon that purchase be converted to a GP Unit.

Issuance of Additional LP Units

Our subsidiary is allowed under the Bradley OP partnership agreement to issue additional units in Bradley OP to new or existing limited partners as our subsidiary determines in its discretion as the sole general partner of Bradley OP.

Amendments

Generally, our subsidiary, as the general partner of Bradley OP, may amend the Bradley OP partnership agreement without the consent of any limited partner. However, any amendment which alters or changes the distribution or redemption rights of a limited partner (other than a change to reflect the seniority of any distribution or liquidation rights of any preferred units issued in accordance with the Bradley OP partnership agreement) requires the consent of holders of a majority of the LP Units.

In addition, our subsidiary, as the general partner of Bradley OP, may amend the Bradley OP partnership agreement without the consent of any limited partner in the event that—

•     our subsidiary or any of its subsidiaries engages in any merger, consolidation or other combination with any other person in which the securities of our subsidiary are being issued, acquired, converted, or exchanged;

•     our subsidiary engages in the sale of all or substantially all of its assets; or

•     our subsidiary engages in the reclassification, recapitalization or change in the outstanding shares of its stock which results in the holders of its stock receiving cash, securities or any other property as long as

•     in connection with any of those transactions, the limited partners of Bradley OP are offered the opportunity to receive for each unit held by them an amount of cash, securities or other property equal to the product of a conversion factor described in the Bradley OP partnership agreement and the amount of cash, securities or other property, if any, paid to a holder of one share of its common stock in connection with the transaction; or

•     our subsidiary is the acquiror in the transaction and the holders of its stock are not receiving any cash, securities or other property in connection with the transaction.

Operations

The Bradley OP partnership agreement requires that Bradley OP be operated in a manner that will enable Heritage to satisfy the requirements for being classified as a REIT for federal income tax purposes.

Distributions

The Bradley OP partnership agreement provides that the net operating cash flow of Bradley OP will be distributed from time to time as determined by our subsidiary (but not less frequently than quarterly) pro rata in accordance with the partners’ respective percentage interests and priorities. In the Bradley OP partnership agreement, we are required to pay to the holders of LP Units a quarterly distribution of at least the amount of the dividend we declare on our common stock, subject to the rights of the holders of preferred units, as described below.  As of September 30, 2004, the holders of 1,552,238 LP Units were entitled to this distribution, which total includes 1,219,782 LP Units held by us.  Under the Bradley OP partnership agreement, we are required to contribute the proceeds from an offering of shares of our common stock, if and to the extent that, at the time of the issuance, all required distributions under the Bradley OP partnership agreement have not been made.

Exculpation and Indemnification of the General Partner

The Bradley OP partnership agreement provides that our subsidiary, as general partner of Bradley OP, and its directors, officers, and other persons acting on its behalf will not be liable to Bradley OP or to any of its partners for any acts or omissions performed or omitted to be performed by it or them as long as its or their conduct was taken in good faith and in the belief that the conduct was in, or not opposed to, the best interests of Bradley OP and does not constitute actual fraud, gross negligence or deliberately dishonest conduct. In addition, our subsidiary will not be responsible for any misconduct or negligence on the part of its agents. Our subsidiary may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of those persons, as to matters that it reasonably believes to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.

In addition, Bradley OP will indemnify and hold our subsidiary and its directors, officers and any other person acting on its behalf harmless from any liabilities incurred by any of them by reason of any performed on Bradley OP’s behalf except where the action constitutes actual fraud, gross negligence or deliberately dishonest conduct. However, no partner of Bradley OP will have any personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of Bradley OP.

Tax Matters

Our subsidiary is the tax matters partner of Bradley OP and, as such, has the sole discretion to make tax elections under the Internal Revenue Code on behalf of Bradley OP.

Term

Bradley OP will continue until December 31, 2050 or until sooner dissolved pursuant to the terms of the Bradley OP partnership agreement.

Preferred Units

As permitted under the Bradley OP partnership agreement, prior to our acquisition of Bradley, Bradley OP issued three series of preferred units in Bradley OP. As provided in the Bradley OP partnership agreement, upon our acquisition of Bradley, all of the 8.4% Series A Convertible Preferred Units were cancelled. In addition, as provided in the Bradley OP partnership agreement, in February 2004, Bradley OP redeemed all of the 8.875% Series B Cumulative Redeemable Perpetual Preferred Units then outstanding. Finally, as provided in the Bradley OP partnership agreement, in September 2004, Bradley OP redeemed all of the 8.875% Series C Cumulative Redeemable Perpetual Preferred Units then outstanding. As a result, Bradley OP currently has no preferred units outstanding.

Employees

We run the day-to-day operations of Bradley OP.  As of September 30, 2004, we had 147 total employees.

Legal Proceedings

Bradley OP is not involved in any material litigation nor, to our knowledge, is any material litigation threatened against it, other than routine litigation arising in the ordinary course of business, which is generally expected to be covered by insurance. In the opinion of our management, based upon currently available information, this litigation is not expected to have a material adverse effect on Bradley OP’s business, financial condition or results of operations.

Market Price, Distributions and Related Security Holder Matters

There is no established trading market for the LP Units.  As of September 30, 2004, there were 17 holders of record of LP Units, including Heritage.

The following table sets forth the quarterly distributions per LP Unit declared by Bradley OP with respect to each period set forth below.

Quarter Ended	Distributions

September 30, 2004	$0.525
June 30, 2004	$0.525
March 31, 2004	$0.525
December 31, 2003	$0.525
September 30, 2003	$0.525
June 30, 2003	$0.525
March 31, 2003	$0.525
December 31, 2002	$0.525
September 30, 2002	$0.525
June 30, 2002	$0.525
March 31, 2002	$0.380

The Bradley OP partnership agreement provides that the net operating cash flow of Bradley OP will be distributed from time to time as determined by our subsidiary (but not less frequently than quarterly) pro rata in accordance with the partners’ respective percentage interests and priorities. In the Bradley OP partnership agreement, Bradley OP is required to pay to the holders of LP Units a quarterly distribution of at least the amount of the dividend Heritage declares on its common stock, subject to the rights of the holders of preferred units.

At the present time, (i) there are no common units subject to outstanding options or warrants to purchase; (iii) there are 332,456 common units which could be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), subject to other restrictions on transfer in the securities laws or in our partnership agreement; and (iii) there are no common units that have been, or are proposed to be, publicly offered by Bradley OP.

Properties

The following table provides information about our properties, including those owned by Bradley OP and its subsidiaries.

Property Name and Location	Year Built / Renovated (1)	% Leased as of 9/30/2004	Company-Owned GLA (2)	Total GLA (3)	Anchor SF (4)	Anchors (5)	Annualized Base Rent (6)	Annualized Base Rent/Sq. Ft. (7)

Shopping Centers:

Alabama

* Montgomery Commons	1999	100%	95,300	299,050	257,550	Super Wal-Mart (Non-Owned) Marshalls Michaels	$1,052,298	$11.04

Montgomery Towne Center	1996	83%	176,361	266,895	198,165	Winn Dixie Supermarket (Non-Owned) Bed, Bath & Beyond Circuit City Carmike Cinemas (Non-Owned) Barnes & Noble OfficeMax	$1,849,970	$10.49

Riverchase Village SC	1994	91%	178,511	190,611	128,225	Bruno’s Supermarket Best Buy PetsMart	$1,341,252	$7.51

Connecticut

Torrington Plaza	1963/1994	95%	125,710	132,910	42,037	TJ Maxx Staples	$1,226,635	$9.76

Florida

Barton Commons	1989	40%	215,049	218,049	52,039	Bealls Dept. Store Bealls Outlet	$425,807	$1.98

Naples Shopping Center	1962/1997	100%	198,843	202,343	162,486	Publix Supermarket Marshalls Linens N Things Office Depot Books A Million	$2,037,498	$10.25

Park Shore Shopping Center	1973/1993	100%	231,830	240,330	188,180	Fresh Market K-Mart Rhodes Furniture Homegoods Sound Advice	$1,856,878	$8.01

Shoppers Haven Shopping Center	1959/1998	88%	207,036	207,036	113,273	Winn Dixie Supermarket Bed, Bath & Beyond Walgreens Bealls Outlet	$1,641,779	$7.93

Venetian Isle Shopping Center (8)	1959/1992					Publix Supermarket
						TJ Maxx
						Linens N Things
		100%	183,467	186,967	111,831	Rec Warehouse Pools and Spas	$1,496,806	$8.16

Georgia

* Shenandoah Plaza	1987					Ingles Market/Goodwill Emporium
		99%	141,072	144,072	113,922	Wal-Mart/Big Lots/ACS	$694,030	$4.92

Illinois

* Bartonville Square	1972	100%	61,678	61,678	41,824	Kroger Supermarket	$296,634	$4.81

* Butterfield Square	1997	96%	106,767	121,370	51,677	Sunset Foods	$1,343,039	$12.58

* The Commons of Chicago Ridge	1992/1999					Home Depot
						Office Depot
						Marshalls
						Pep Boys (Ground Lease)
						Old Navy
		95%	324,080	324,080	246,039	X Sport Fitness	$3,803,526	$11.74

* The Commons of Crystal Lake	1995/1998					Jewel Foods/Osco Drugs
						Marshalls
						Toys R Us
		97%	273,060	365,335	210,569	Hobby Lobby (Non-Owned)	$3,143,183	$11.51

* Crossroads Centre	1975/1988					KM Fairview Heights LLC/Hobby Lobby (Ground Lease)
		95%	242,470	247,970	129,468	TJ Maxx	$1,525,883	$6.29

* Fairhills Shopping Center	1971/1989	86%	107,614	117,714	49,330	Jewel Foods/Osco Drugs	$565,768	$5.26

* Heritage Square	1992					Circuit City
						Carson Furniture Gallery
						DSW Shoe Warehouse
		99%	210,852	210,852	164,706	Rhodes Furniture	$2,558,827	$12.14

* High Point Centre	1988					Cub Foods
						Office Depot
						Babies R Us
		98%	240,002	240,002	141,068	Big Lots	$2,313,106	$9.64

* Long Meadow Commons	1996	93%	118,471	118,471	65,816	Dominick’s Supermarket	$1,646,940	$13.90

* Parkway Pointe	1996					Wal-Mart (Non-Owned)
						Target (Non-Owned)
		100%	38,737	222,037	179,300	Party Tree (Non-Owned)	$531,319	$13.7

* Rivercrest	1992/1999					Dominick’s Supermarket
						Best Buy
						PetsMart
						TJ Maxx
						Kimco Realty Corp./K-Mart
						Sears
						OfficeMax
						Hollywood Park
						Target (Non-Owned)
						Kohl’s (Non-Owned)
						Menards (Non-Owned)
		100%	488,680	847,635	711,859	Sony Theaters (Non-Owned)	$4,345,036	$8.89

* Rollins Crossing	1995/1998					Super K-Mart (Non-Owned)
						Sears Paint & Hardware
		99%	148,117	342,237	283,704	Regal Cinema (Ground Lease)	$1,127,083	$7.61

* Sangamon Center North	1970/1996					Schnuck’s Supermarket
		97%	139,907	151,107	79,257	U.S. Post Office	$1,117,564	$7.99

* Sheridan Village	1954/1995					Bergner’s Dept Store
		96%	303,915	303,915	177,409	Cohen’s Furniture Co.	$2,328,907	$7.66

* Sterling Bazaar	1992	95%	84,535	84,535	52,337	Kroger Supermarket	$742,288	$8.78

* Twin Oaks Centre	1991	97%	98,197	98,197	59,682	Hy-Vee Supermarket	$712,995	$7.26

* Wardcliffe Shopping Center	1976/1977					CVS
		89%	67,681	67,681	48,341	Big Lots	$341,549	$5.05

* Westview Center	1992					Cub Foods
						Marshalls
						Value City Dept. Store (Non-Owned)
		79%	325,507	416,307	184,265	Fashion Bug	$2,507,569	$7.70

Indiana

* Apple Glen Crossing	2001/2002					Super Wal-Mart (Non-Owned)
						Kohl’s (Non-Owned)
						Dick’s Sporting Goods
						Best Buy (Ground Lease)
		99%	150,446	440,987	384,426	PetsMart	$1,767,145	$11.75

* County Line Mall	1976/1991					Kroger Supermarket
						OfficeMax
						Old Time Pottery
		90%	268,589	271,389	213,950	Sofa Express	$1,819,491	$6.77

* Double Tree Plaza	1996	97%	98,342	110,342	49,773	Amelia’s Supermarket	$734,067	$7.46

* Germantown Shopping Center	1985					Beuhler’s Supermarket
						Elder Beerman Department Store
		75%	230,417	237,617	114,905	Peebles Department Store	$1,078,514	$4.68

* King’s Plaza	1965	87%	102,788	104,888	60,200	Cub Foods	$414,628	$4.03

* Lincoln Plaza	1968	93%	95,814	95,814	39,104	Kroger Supermarket	$678,293	$7.08

* Martin’s Bittersweet Plaza	1992					Martin’s Supermarket
		100%	78,245	81,255	61,079	Osco Drug	$581,590	$7.43

Meridian Village	1990					O’Malia’s Supermarket
		99%	130,774	130,774	65,030	Godby Home Furnishings	$1,310,918	$10.02

* Rivergate Shopping Center	1982					Super Foods
		96%	133,086	137,486	108,086	Wal-Mart	$520,238	$3.91

* Sagamore Park Centre	1982	93%	118,436	118,436	66,063	Payless Supermarket	$973,042	$8.22

* Speedway SuperCenter	1960/1998					Kroger Supermarket
						AJ Wright
						Kohl’s
						Sears
						Factory Card Outlet
						Old Navy
		86%	569,879	569,879	252,624	Petco	$4,645,843	$8.15

* The Village	1950					US Factory Outlet
						AJ Wright
						Dollar Tree
		83%	312,187	314,987	115,325	Indiana Department of Employment	$1,899,186	$6.08

* Washington Lawndale Commons	1957/1993					Stein Mart
						Dunham’s Sporting Goods
						Gensic’s Furniture House
						Jo-Ann Fabrics
						Books A Million
		75%	331,912	331,912	168,409	Big Lots	$1,513,972	$4.56

Iowa

* Burlington Plaza West	1989	34%	88,118	92,118	N/A	N/A	$249,943	$2.84

* Davenport Retail Center	1996					Staples
						PetsMart
		100%	62,588	229,588	214,433	Super Target (Non-Owned)	$645,531	$10.31

* Kimberly West	1987/1997	86%	113,713	116,513	76,896	Hy-Vee Supermarket	$603,892	$5.31

* Parkwood Plaza	1992	39%	126,369	126,369	N/A	N/A	$361,556	$2.86

* Southgate Shopping Center	1972/1996					Hy-Vee Supermarket
		86%	155,399	155,399	102,065	Big Lots	$497,613	$3.20

* Spring Village	1980/1991	98%	90,263	92,763	45,763	Eagle Foods	$478,281	$5.30

* Warren Plaza	1980/1993					Hy-Vee Supermarket
		86%	90,102	187,135	148,525	Target (Non-Owned)	$607,499	$6.74

Kansas

* Mid State Plaza	1971					Ashley Furniture Home Store
						Sutherlands Lumber
		78%	286,601	293,101	157,017	Hobby Lobby	$635,612	$2.22

* Santa Fe Square	1987	100%	133,698	133,698	55,820	Hy-Vee Supermarket/Office Depot/Bloom Brothers	$1,269,656	$9.50

* Shawnee Parkway Plaza	1979/1995	94%	92,213	92,213	59,128	Price Chopper Supermarket	$642,971	$6.97

Village Plaza	1975	88%	55,698	55,698	31,431	Falley’s Food 4 Less	$250,094	$4.49

* Westchester Square	1968/1998	94%	164,944	168,644	63,000	Hy-Vee Supermarket	$1,333,064	$8.08

* West Loop Shopping Center	1986/1998					Dillons Supermarket
		89%	199,032	199,032	78,558	Waters True Value	$1,309,984	$6.58

Kentucky

* Camelot Shopping Center	1969/1997					Winn Dixie Supermarket
		66%	150,571	150,571	61,500	Gatti’s Pizza	$702,949	$4.67

* Dixie Plaza	1987					Winn Dixie Supermarket
		100%	48,021	82,804	59,383	Frank’s Nursery (Non-Owned)	$386,731	$8.05

* Midtown Mall	1970/1994					Kroger Supermarket	$962,450	$6.26
						Big Lots/Odd Lots
		100%	153,822	153,822	106,271	Gatti’s Pizza

* Plainview Village Center	1977	94%	164,454	186,254	39,399	Kroger Supermarket	$1,392,317	$8.47

* Stony Brook	1988					Kroger Supermarket
		100%	137,013	238,213	169,775	H.H. Gregg (Non-Owned)	$1,620,718	$11.83

Maine

Pine Tree Shopping Center	1958/1973					Shaw’s Supermarket (Ground Lease)
						Mardens
						Jo-Ann Fabrics
						AJ Wright
		100%	254,378	254,378	200,178	Packard Development	$1,391,865	$5.47

Massachusetts

* Berkshire Crossing	1996					Price Chopper Supermarket
						Wal-Mart (Ground Lease)
						Home Depot (Ground Lease)
						Staples
						Michaels
		100%	446,287	446,287	389,561	Barnes & Noble	$3,480,324	$7.80

Lynn Market Place	1966/1993	100%	78,092	78,092	52,620	Shaw’s Supermarket	$626,788	$8.03

Watertower Plaza	1988/1998					Shaw’s Supermarket
						TJ Maxx
						OfficeMax
						Barnes & Noble
						Linens N Things
						Petco
						Michaels
		96%	296,320	296,320	214,889	NAMCO	$3,623,979	$12.23

Westgate Plaza	1969/1996					Stop & Shop/Staples/Ocean State Job Lot
		100%	103,903	103,903	77,768	TJ Maxx	$1,021,333	$9.83

Michigan

* Cherry Hill Marketplace	1992/1999	78%	122,132	125,032	53,739	Farmer Jacks	$1,112,592	$9.11

* Grand Traverse Crossing	1996					Wal-Mart (Ground Lease)
						Home Depot (Ground Lease)
						Borders (Ground Lease)
						Toys R Us
						Staples
		100%	387,273	387,273	339,156	PetsMart	$2,696,188	$6.96

* The Courtyard	1989					V.G. Food Center
						OfficeMax
						Dunham’s Sporting Goods
		96%	125,967	265,622	219,421	Home Depot (Non-Owned)	$997,250	$7.92

* Redford Plaza	1956/1987					Kroger Supermarket
						Burlington Coat Factory
						Bally Total Fitness
						AJ Wright
						Aco Hardware
		100%	284,448	284,448	194,014	The Resource Network	$2,352,604	$8.27

Minnesota

* Austin Town Center	1999					Staples
		47%	110,680	200,680	170,789	Target (Non-Owned)	$525,686	$4.75

* Brookdale Square	1971/1994					Circuit City
						Office Depot
						Brookdale Theater
						Pep Boys
		78%	185,883	185,883	133,620	Up Front Event Center	$952,078	$5.12

* Burning Tree Plaza	1987/1998					Best Buy
						TJ Maxx
						Hancock Fabrics
		98%	182,969	182,969	117,716	Dunham’s Sporting Goods	$1,578,004	$8.62

* Central Valu Center	1961/1984					Rainbow Foods
		96%	123,350	123,350	90,946	Slumberland Clearance	$840,898	$6.82

Division Place	1991	91%	129,753	134,753	24,016	TJ Maxx	$1,396,053	$10.76

* Elk Park Center	1995/1999					Cub Foods
						Target (Non-Owned)
		100%	204,992	302,635	192,843	OfficeMax	$2,007,334	$9.79

* Har Mar Mall	1965/1992					Cub Foods
						Barnes & Noble
						Marshalls
						Homegoods
						TJ Maxx
						AMC Theatres
		98%	434,232	434,232	226,838	Michaels	$4,425,975	$10.19

* Hub West/Richfield Hub	1952/1992					Rainbow Foods
						Bally Total Fitness
						Marshalls
						Michaels
		100%	214,855	217,655	129,400	Rainbow Foods	$2,439,881	$11.36

* Marketplace at 42	1999	96%	120,487	150,687	72,371	Walgreens (Non-Owned)	$1,698,178	$14.09

* Roseville Center	1950/2000	99%	76,616	155,416	65,000	Rainbow Foods (Non-Owned)	$801,303	$10.46

* Southport Centre	1992					Cub Foods (Non-Owned)
						Best Buy
						Frank’s Nursery
						Super Target (Non-Owned)
		100%	124,937	426,985	346,566	OfficeMax (Non-Owned)	$1,855,563	$14.85

* Sun Ray Shopping Center	1958/1992					Cub Foods (Ground Lease)
						TJ Maxx
						Bally Total Fitness
						Michaels
		100%	284,962	284,962	179,527	Valu Thrift Store	$2,206,878	$7.74

* Ten Acres Center	1972/1986					Cub Foods
		100%	162,364	162,364	133,894	Burlington Coat Factory	$1,093,747	$6.74

* Terrace Mall	1979/1993					Rainbow Foods
						North Memorial Hospital (Non-Owned)
		90%	135,031	250,031	212,430	North Memorial Medical Center	$1,004,440	$7.44

* Westwind Plaza	1985					Cub Foods (Non-Owned)
		100%	87,933	147,933	80,245	Northern Tool and Equipment	$1,130,286	$12.85

* White Bear Hills	1990/1996	100%	73,095	81,895	45,679	Festival Foods	$636,735	$8.71

Mississippi

County Line Plaza	1997					Haverty’s Furniture
						OfficeMax
						Barnes & Noble
						Old Navy
						Shoe Station
		100%	221,567	268,367	171,062	Circuit City (Non-Owned)	$2,838,933	$12.81

Missouri

Clocktower Place	1987					Dierberg’s Market
						TJ Maxx
		98%	214,198	222,348	129,807	Office Depot	$2,285,783	$10.67

* Ellisville Square	1990	100%	146,052	149,552	107,772	K-Mart
						Lukas Liquors	$1,425,331	$9.76

* Grandview Plaza	1961/1991					Schnuck’s Supermarket
						Old Time Pottery
						OfficeMax
		91%	296,008	296,008	200,075	Walgreens	$1,925,576	$6.51

* Hub Shopping Center	1972/1995	95%	163,072	163,072	103,322	Price Chopper Supermarket	$856,108	$5.25

* Liberty Corners	1987/1996					Price Chopper Supermarket
		100%	125,432	214,932	136,500	Sutherlands (Non-Owned)	$978,929	$7.80

* Maplewood Square	1998	100%	71,590	75,590	57,575	Shop n’ Save Supermarket	$534,552	$7.47

* Marketplace at Independence	1988					Price Chopper Supermarket
		94%	241,898	253,398	133,942	Old Navy	$2,117,556	$8.75

* Prospect Plaza	1979/1999					Hen House Grocery
						Hobby Lobby
		100%	189,996	189,996	136,566	Factory Oak Outlet	$1,599,206	$8.42

* Watts Mill Plaza	1973/1997					Price Chopper Supermarket	$1,481,645	$9.16
		100%	161,717	169,717	91,989	Westlake Hardware

Nebraska

* Bishop Heights	1971/1997					Russ’ IGA Supermarket	$182,698	$5.31
		100%	34,388	128,448	106,992	Shopko (Non-Owned)

* Cornhusker Plaza	1988					Hy-Vee Supermarket	$450,977	$5.36
		95%	84,083	163,063	121,723	Wal-Mart (Non-Owned)

* Eastville Plaza	1986					Hy-Vee Supermarket	$564,724	$8.24
		100%	68,546	139,636	99,046	Menard’s (Non-Owned)

* Edgewood Shopping Center	1980/1994					SuperSaver Supermarket	$1,556,816	$8.65
						Osco Drug
		97%	179,964	406,514	210,020	Target (Non-Owned)

* The Meadows	1998	100%	67,840	70,840	50,000	Russ’ IGA Supermarket	$521,377	$7.69

* Miracle Hills Park	1988	87%	69,638	139,638	66,000	Cub Foods (Non-Owned)	$596,669	$8.57

* Stockyards Plaza	1988					Hy-Vee Supermarket
		100%	129,459	148,659	85,649	Movies 8	$1,040,211	$8.04

New Hampshire

* Bedford Grove	1989					Shop N’ Save
		100%	216,941	216,941	182,745	Wal-Mart (Ground Lease)	$1,739,409	$8.02

Bedford Mall	1963/1999					Marshalls
						Bob’s Stores
						Staples
						Linens N Things
						Decathalon Sports (Ground Lease)
		91%	265,091	265,091	192,207	Hoyts Cinemas	$2,460,152	$9.28

Capitol Shopping Center	1961/1999					Demoulas Market Basket
						Burlington Coat Factory
		100%	182,821	189,821	129,551	Marshalls	$1,546,888	$8.46

Tri City Plaza	1968/1992					Demoulas Market Basket
		100%	146,947	146,947	84,920	TJ Maxx	$1,044,606	$7.11

New Jersey

* Cross Keys Common	1995					AJ Wright
						Staples
		89%	214,991	214,991	79,362	Ross Dress for Less	$2,256,049	$10.49

Morris Hills Shopping Center	1957/1994					Mega Marshalls
						Clearview Cinema (Ground Lease)
		100%	159,454	159,454	109,161	Michaels	$2,393,895	$15.01

New Mexico

* St. Francis Plaza	1992/1993	100%	35,800	35,800	20,850	Wild Oats Market	$401,670	$11.22

New York

College Plaza	1975/1994					Bob’s Stores
						Marshalls
						Eckerd Drugs
		99%	175,086	175,086	126,812	Staples	$1,402,298	$8.01

Dalewood I Shopping Center	1966/1995	100%	59,569	59,569	36,989	Pathmark	$904,250	$15.18

Dalewood II Shopping Center	1970/1995					Turco’s Supermarket
		100%	81,326	81,326	59,326	Bed, Bath & Beyond	$1,937,597	$23.83

Dalewood III Shopping Center	1972/1995	100%	48,390	48,390	28,361	TJ Maxx	$1,208,229	$24.97

Falcaro’s Plaza	1968/1993	100%	61,295	63,295	29,887	OfficeMax	$989,726	$16.15

Kings Park Shopping Center	1963/1985					Key Foods
		100%	71,940	73,940	48,870	TJ Maxx	$1,035,200	$14.39

Nesconset Shopping Center	1961/1999	99%	122,996	124,996	33,460	Office Depot/HomeGoods	$1,732,830	$14.09

Parkway Plaza	1973/1992	100%	89,704	89,704	31,600	TJ Maxx	$1,902,938	$21.21

Roanoke Plaza	1972/1994					Best Yet Market
		98%	99,131	101,631	58,150	TJ Maxx	$1,347,034	$13.59

Rockville Centre Shopping Center	1975	100%	44,131	44,131	27,781	HomeGoods	$593,756	$13.45

* Salmon Run Plaza	1993					Hannaford’s Supermarket
		100%	68,761	181,195	164,614	K-Mart (Non-Owned)	$1,094,243	$15.91

Suffolk Plaza	1967/1998	100%	84,480	89,680	56,759	Waldbaum’s Supermarket	$682,457	$8.08

Three Village Plaza	1964/1991	88%	77,458	77,458	38,955	King Kullen Grocery	$638,109	$8.24

Turnpike Plaza	1971/1994	100%	52,950	52,950	30,700	Waldbaum’s Supermarket	$906,745	$17.12

North Carolina

The Commons at Chancellor Park	1994					Home Depot (Ground Lease)
						Hobby Lobby
						Circuit City
						Marshalls
						Value City
		99%	341,860	351,460	309,041	Gold’s Gym	$2,339,440	$6.84

Crown Point Shopping Center	1990					Lowe’s Home Centers
		100%	147,200	164,200	135,200	Babies R US	$1,016,803	$6.91

Franklin Square	1990					Super Wal-Mart (Non-Owned)
						Best Buy
						Ross Dress for Less
						Bed, Bath & Beyond
						Dollar Tree
						Pep Boys (Ground Lease)
						OfficeMax
		97%	318,435	517,735	379,568	Michaels	$3,096,031	$9.72

Innes Street Market	1998					Food Lion Supermarket
						Lowe’s Home Centers
						Tinseltown Cinema
						Marshalls
						Staples
						Circuit City
		100%	349,356	349,356	296,740	Old Navy	$3,327,494	$9.52

McMullen Creek Shopping Center (10)	1988					Winn Dixie Supermarket
		93%	283,647	293,247	98,222	Burlington Coat Factory	$2,728,685	$9.62

New Centre Market	1998					Target (Non-Owned)
						Marshalls
						PetsMart
		99%	143,763	266,263	202,040	OfficeMax	$1,677,624	$11.67

Tarrymore Square	1989	59%	260,405	260,405	28,960	Marshalls	$1,740,514	$6.68

University Commons	1989					Lowes Foods
						TJ Maxx
						Homegoods
		99%	235,396	235,396	135,326	AC Moore	$2,296,421	$9.76

University Commons Greenville	1996					Kroger Supermarket
						TJ Maxx
						Circuit City
						Barnes & Noble
						Target (Non-Owned)
		100%	232,820	338,020	270,249	Linens N Things	$2,628,319	$11.29

Wendover Place	1997					Harris-Teeter/Michaels/Ross Dress for Less
						Kohl’s
						Dick’s Sporting Goods
						Babies R Us
						PetsMart
						Old Navy
						Linens N Things
		97%	415,775	547,075	441,954	Target (Non-Owned)	$4,271,492	$10.27

Ohio

* 30th Street Plaza	1951/1999					Giant Eagle Supermarket
		96%	157,055	157,055	111,251	Marc’s Pharmacy	$1,459,102	$9.29

* Clock Tower Plaza	1989					Ray’s Supermarket
		100%	237,975	244,475	172,300	Wal-Mart	$1,469,877	$6.18

* Salem Consumer Square	1988					Cub Foods
						Office Depot
						Michigan Sporting Goods
		92%	274,652	274,652	131,650	AJ Wright	$2,316,727	$8.44

Pennsylvania

Boyertown Plaza	1961	30%	83,229	88,629	N/A	N/A	$377,977	$4.54

Colonial Commons	1991/2003					Giant Food
						Dick’s Sporting Goods
						Linens N Things
						L.A. Fitness (Non-Owned)
						AMC Theatres 9
						Ross Dress for Less
						Marshalls
						Ben Franklin
						TJ Maxx
		94%	433,362	504,734	358,660	OfficeMax	$4,908,475	$11.33

Lehigh Shopping Center	1955/1999					Giant Foods (Ground Lease)
						Mega Marshalls
						Staples
						D&D Budget & Clearance
		76%	365,543	369,543	211,215	Frank’s Nursery	$1,886,215	$5.16

* Warminster Towne Center	1997					Shop Rite Supermarket
						Kohl’s (Non-Owned)
						Ross Dress for Less
						PetsMart
						OfficeMax
						Pep Boys
						Rag Shop
		100%	237,345	318,028	260,066	Old Navy	$3,105,613	$13.08

SOUTH DAKOTA

* Baken Park	1962/1997					Nash Finch Supermarket
						Ben Franklin
		90%	195,526	195,526	95,039	Boyd’s Drug	$1,309,620	$6.70

Tennessee

Oakwood Commons (11)	1989/1997					Publix Supermarket
						Bed, Bath & Beyond
						Ross Dress for Less
		82%	291,527	294,277	159,072	Peebles Department Store	$1,592,971	$5.46

Watson Glen Shopping Center	1989					Bi-Lo Foods
						K-Mart
						Goody’s Family Clothing
		100%	264,360	264,360	206,427	World Gym	$1,950,566	$7.38

* Williamson Square (12)	1988/1993					Kroger Supermarket
						Hobby Lobby
						USA Baby
		88%	331,824	342,074	167,287	Hancock Fabrics	$2,409,486	$7.26

Texas

Buckingham Place	1980/1997					Minyard Food Stores
		93%	150,228	156,228	96,274	Big Lots	$983,188	$6.54

The Crossing	2000/2001					Kroger Signature (Non-Owned)
		92%	187,075	253,454	150,963	Kohl’s (Ground Lease)	$1,990,965	$10.64

Las Colinas Village	2001/2002	86%	104,682	131,682	24,025	Staples	$1,719,877	$16.43

Randall’s Bay Area	1989/2001	100%	78,650	78,650	55,200	Randall’s Food Market	$678,358	$8.63

Randall’s Fairmont	1985/2003	89%	104,669	110,869	55,008	Randall’s Food Market	$925,662	$8.84

Royal Oaks Village	2001/2002	99%	145,286	145,286	83,652	HEB Grocery	$2,831,447	$19.49

Trinity Commons (13)	1998					Tom Thumb
		93%	197,423	197,423	84,228	DSW Shoe Warehouse	$2,875,677	$14.57

VERMONT

Rutland Plaza	1966/1996					Price Chopper Supermarket
						Wal-Mart
						TJ Maxx
		99%	224,514	224,514	182,264	Plaza Movie Plex	$1,845,209	$8.22

Virginia

Spradlin Farm	2000/2001					Home Depot (Non-Owned)
						Target (Non-Owned)
						TJ Maxx
						Barnes & Noble
						Michaels
		100%	181,055	442,055	366,962	Goody’s Family Clothing	$2,350,315	$12.98

Wisconsin

* Fairacres Shopping Center	1992	100%	79,736	82,486	58,678	Pick ‘N Save Supermarket	$692,523	$8.69

* Fitchburg Ridge	1980	85%	50,555	61,805	16,631	Wisconsin Dialysis	$370,396	$7.33

* Fox River Plaza	1987					Pick ‘N Save Supermarket
		100%	169,883	173,383	137,113	K-Mart	$827,427	$4.87

* Garden Plaza	1990	84%	80,099	80,099	49,564	Pick ‘N Save Supermarket	$462,970	$5.78

* Madison Plaza	1988/1994	33%	127,584	127,584	N/A	N/A	$381,150	$2.99

* Mequon Pavilions	1967/1991					Sendik’s Food Market
		94%	211,425	211,425	65,995	Bed, Bath & Beyond	$2,869,562	$13.57

* Moorland Square	1990					Pick ‘N Save Supermarket
		100%	98,288	195,388	149,674	K-Mart (Non-Owned)	$842,563	$8.57

* Oak Creek Centre	1988	41%	91,510	99,510	N/A	N/A	$251,152	$2.74

* Park Plaza	1959/1993	54%	113,828	113,828	29,213	Big Lots	$454,132	$3.99

* Spring Mall	1967/1994					Pick ‘N Save Supermarket
						TJ Maxx
		90%	204,861	204,861	135,055	Walgreens	$1,478,156	$7.22

* Taylor Heights	1989					Piggly Wiggly Foods
		88%	85,072	223,862	158,630	Wal-Mart (Non-Owned)	$819,715	$9.64

TOTAL SHOPPING CENTERS		92%	27,930,110	33,195,948	21,024,019		$241,092,987	$8.63

Office Buildings:

William J. McCarthy Building	1963/1995	91%	93,210	93,210		NETT	$3,252,754	$34.90

545 Boylston Street	1972/1996					Allied Advertising
		100%	89,308	89,308		Trinity Church	$3,253,572	$36.43

Executive Office Building	1970					Lipner Gordon & Co.
						Norca Corporation
						Sol G Atlas Realty
		95%	40,180	40,180		Heritage	$847,126	$21.08

TOTAL OFFICE BUILDINGS		95%	222,698	222,698			$7,353,451	$33.02

TOTAL PORTFOLIO		92%	28,152,808	33,418,646			$248,446,439	$8.82

*              Designates property owned by Bradley OP or one of its subsidiaries.   The Total Company-Owned GLA and Annualized Base Rent for the Bradley OP portfolio is 17,565,591 square feet and $139.7 million, respectively, as of September 30, 2004.

(1)           Represents the year the property originally opened for business and, if applicable, the year in which a substantial renovation was completed. These dates do not include years in which tenant improvements were made to the properties.

(2)           Represents gross leasable area owned by us, including 1,419,473 square feet of gross leaseable area subject to ground leases and excludes 5,265,838 square feet of non-owned gross leasable area.

(3)           Some of our shopping centers contain space not owned by us and space leased to tenants under ground leases. In addition to Company Owned GLA, Total GLA includes approximately 5.3 million square feet of this non-owned gross leasable area, which generally is owned directly by the anchor occupying this space, and 1.4 million square feet of ground leased gross leaseable area.

(4)           Represents square feet of gross leasable area at a property that an anchor tenant either leases or owns.

(5)           We define anchor tenants as single tenants which lease 15,000 square feet or more at a property. We define major tenants at our office buildings as tenants which lease 10% or more of the rentable square footage at a property.

(6)           We calculate Annualized Base Rent for all leases in place in which tenants are in occupancy at September 30, 2004 as follows: total base rent to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12. For any leases relating to properties we acquired from NETT’s real estate company upon our formation or relating to properties acquired from Bradley, we calculate total base rent to be received beginning from the date we acquired the property.

(7)           Represents Annualized Base Rent divided by Company Owned GLA at September 30, 2004.

(8)           Property contains 11,697 square feet of office space.

(9)           Property is comprised of two shopping centers.

(10)         Property contains 32,406 square feet of office space.

(11)         We hold a leasehold interest in this property pursuant to a ground lease that expires in 2088.

(12)         Williamson Square is owned in a joint venture of which we own 60%.

(13)         We hold a leasehold interest in this property pursuant to a ground lease that expires in 2037.

The following tables provide information about the tenants and lease expirations within the portfolio of properties owned by Bradley OP and its subsidiaries.  These tables exclude information with respect to properties owned by Heritage and its other subsidiaries.

Bradley OP’s Top Tenants by Annualized Base Rent

Tenant		# of Stores	Total GLA	GLA as a% of Total	Tenant Annualized Base Rent (1)	% of Total Annualized Base Rent (2)	Type of Business

1	Supervalu (3)	10	657,733	3.76%	$4,710,557	3.39%	Grocer
2	Kroger (4)	12	652,986	3.73%	4,337,660	3.12%	Grocer
3	TJX Companies (5)	17	504,145	2.88%	3,699,277	2.66%	Off Price/Soft Goods
4	Roundy’s (6)	9	541,046	3.09%	3,524,502	2.54%	Grocer
5	Associated Wholesale Grocers (7)	8	509,957	2.92%	2,833,486	2.04%	Grocer
6	Home Depot	3	353,443	2.02%	2,790,475	2.01%	Home Improvement
7	Hy-Vee	9	535,066	3.06%	2,607,003	1.88%	Grocer
8	Wal-Mart	6	643,499	3.68%	2,566,125	1.85%	Discount
9	Blockbuster	21	132,033	0.75%	2,163,384	1.56%	Video Sales/Rentals
10	Charming Shoppes (8)	24	204,935	1.17%	1,991,595	1.43%	Discount/Apparel
11	Hallmark	33	176,284	1.01%	1,896,858	1.37%	Cards/Gifts
12	Walgreens	12	154,835	0.89%	1,871,343	1.35%	Drug Store
13	Safeway (9)	2	153,213	0.88%	1,577,668	1.14%	Grocer
14	PetsMart	5	125,670	0.72%	1,447,535	1.04%	Pet Supplies
15	Staples	5	124,837	0.71%	1,425,681	1.03%	Office Products
16	OfficeMax	6	159,653	0.91%	1,316,244	0.95%	Office Products
17	Dollar Tree	20	190,092	1.09%	1,246,438	0.90%	Discount
18	Michaels	7	138,984	0.79%	1,205,943	0.87%	Crafts
19	Best Buy	4	137,719	0.79%	1,182,798	0.85%	Electronics
20	K-Mart	4	346,202	1.98%	1,176,168	0.85%	Discount

1              We calculate annualized base rent for all leases in place in which tenants are in occupancy at September 30, 2004 as follows: total base rent to be received during the entire term of  each lease, divided by the terms in months for such leases, multiplied by 12.  For any leases relating to properties we acquire, we calculate total base rent to be received beginning from the date we acquired the property.

2              Represents total Tenant Annualized Base Rent divided by Total Annualized Base Rent of $138,820,607.

3              Supervalu Inc. includes: Cub Foods (5), Shop n’ Save Shop Rite (1) and Ray’s Supermarket (1).  Supervalu, Inc. also includes 2 Cub Foods locations leased by a limited liability corporation of which Supervalu Inc. is a member.

4              The Kroger Co. includes: Kroger (10), Pay Less Supermarket (1) and Dillions (1).

5              TJX Companies include: TJ Maxx (6), Marshalls (6), A.J. Wright (4) and Homegoods (1).

6              Roundy’s, Inc. includes: Pick N Save and Rainbow Foods (4).

7              Associated Wholesale Grocers includes: Price Chopper (5), Ross IGA (2) and Super Saver.

8              Charming Shoppes includes: Fashion Bug (19), Lane Bryant (3) and Catherine’s (2).

9              Safeway includes 2 Dominick’s locations.

Bradley’s OP Total Lease Expiration Roll Out - September 30, 2004

Lease Expiration Year	Number of Expiring Leases	Expiring Square Feet	% of Total Sq. Ft. Expiring	Expiring Base Rent(1)	% of Total Base Rent	Expiring Base Rent / Sq. Ft.(2)

2004 (remaining)	39	91,744	0.6%	$982,749	0.7%	$10.71
2005	314	1,227,258	7.8%	12,621,631	8.9%	10.28
2006	366	2,145,453	13.6%	18,549,013	13.0%	8.65
2007	308	1,647,498	10.4%	15,664,474	11.0%	9.51
2008	254	1,702,471	10.8%	17,245,312	12.1%	10.13
2009	215	1,670,954	10.6%	15,398,569	10.8%	9.22
2010	98	953,372	6.0%	9,853,379	6.9%	10.34
2011	58	956,894	6.0%	8,145,513	5.7%	8.51
2012	42	658,647	4.2%	6,318,355	4.4%	9.59
2013	43	964,493	6.1%	7,837,366	5.5%	8.13
2014 and thereafter	172	3,809,657	24.1%	29,832,008	20.9%	7.83

Totals	1,909	15,828,441	100.0%	$142,448,369	100.0%	$9.00

(1)           Represents the last 12 months of rent payable immediately prior to the expiration of the lease.

(2)           Represents Expiring Base Rent divided by Expiring Square Feet.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the historical consolidated financial statements and related notes thereto. Some of the statements contained in this discussion constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and which could materially affect actual results.  The factors that could cause actual results to differ materially from current expectations include financial performance and operations of our shopping centers, including our tenants, real estate conditions, current and future bankruptcies of our tenants, execution of shopping center redevelopment programs, our ability to finance our operations, successful completion of renovations, completion of pending acquisitions, the availability of additional acquisitions, execution of joint venture opportunities, changes in economic, business, competitive market and regulatory conditions, acts of terrorism or war and other risks detailed from time to time in filings with the Securities and Exchange Commission.  The forward-looking statements contained herein represent our judgment as of the date of this report, and we caution readers not to place undue reliance on such statements..

As a result of our less than 100% ownership interest in Bradley Operating Limited Partnership, we are required by the rules and regulations of the SEC to file separate financial statements and other financial and operating information with respect to Bradley Operating Limited Partnership. However, through our 100% ownership of the general partner of Bradley Operating Limited Partnership, we manage the business and operations of Bradley Operating Limited Partnership in the same manner as we manage our other operations. Therefore, unless otherwise specifically stated, the discussion below refers to Heritage and Bradley OP together.

Overview

We are a fully integrated, self-administered and self-managed real estate investment trust, or “REIT.” We are one of the nation’s largest owners of neighborhood and community shopping centers. As of September 30, 2004, we had a shopping center portfolio consisting of 164 shopping centers, located in 29 states and totaling approximately 33.2 million square feet of GLA, of which approximately 27.9 million square feet was Company-owned GLA.  Our shopping center portfolio was approximately 92.1% leased as of September 30, 2004.

We conduct our business primarily through our two operating partnerships, Heritage Property Investment Limited Partnership, or Heritage OP, and Bradley Operating Limited Partnership, or Bradley OP. Bradley OP is a Delaware limited partnership and is the entity through which we primarily conduct our operations in the Midwest. In September 2000, we acquired Bradley Real Estate, Inc., a publicly-traded REIT headquartered in Illinois, and the prior general partner of Bradley OP. At the time of the acquisition, Bradley OP owned 98 properties primarily in the Midwest. Our 100% owned subsidiary is the general partner of Bradley OP and we own, directly or indirectly, approximately 99% of the voting interests in Bradley OP.  As of September 30, 2004, Bradley OP and its subsidiaries owned 106 shopping centers, located in 21 states and totaling approximately 17.6 million square feet of Company-owned GLA.

Although we generally manage the affairs of Bradley OP and Heritage OP in the same manner, we are operating two distinct operating partnerships as we have elected not to merge or combine Heritage OP and Bradley OP as a legal matter at this time. We continue to act as the sole general partner and hold of all of the partnership interests in Heritage OP. Through our wholly-owned subsidiary, we are also the sole general partner of Bradley OP and manage and conduct the business of Bradley OP and its portfolio of real estate properties in accordance with the Bradley OP limited partnership agreement. Our board of directors manages the affairs of Bradley OP by directing the affairs of Heritage.  Unless otherwise specifically stated, the discussion below refers to Heritage and Bradley OP together.

Our operating strategy is to own and manage a quality portfolio of community and neighborhood shopping centers that will provide stable cash flow and investment returns.  Our focus is to own grocer-anchored centers with a diverse and multi-anchored tenant base in attractive geographic locations with strong demographics.  We derive substantially all of our revenues from rentals and recoveries received from tenants under existing leases on each of our properties.  Our operating results therefore depend primarily on the ability of our tenants to make required rental payments.

Generally, we do not expect that our net operating income will deviate significantly in the short-term.  This is because our leases with our tenants provide us a stable cash flow over the long-term.  In addition, other than in circumstances such as higher than anticipated snow removal costs, utility expenses or real estate taxes, our operating expenses generally remain predictable.

However, as an owner of community and neighborhood shopping centers, our performance is linked to economic conditions in the retail industry in those markets in which our centers are located.   The retail sector continues to change dramatically as a result of continued industry consolidation due to the continuing strength of Wal-Mart and large retail bankruptcies resulting in an excess amount of available retail space and greater competition.  We believe that the nature of the properties that we primarily own and invest in—grocer-anchored neighborhood and community shopping centers—provides a more stable revenue flow in uncertain economic times, as they are more resistant to economic down cycles.  This stability is due to the fact that consumers still need to purchase food and other goods found at grocers, even in difficult economic times.

In the face of these challenging market conditions, we follow a dual growth strategy.  First, we continue to focus on increasing our internal growth by leveraging our existing tenant relationships to improve the performance of our existing shopping center portfolio.  We believe that there are meaningful opportunities to increase our cash flow from our existing properties because of their desirable locations.

Secondly, we focus on achieving external growth by the expansion of our portfolio and we will continue to pursue targeted acquisitions of primarily grocer-anchored neighborhood and community shopping centers in attractive markets with strong economic and demographic characteristics.  We will pursue acquisitions in our existing markets as well as in new markets where a portfolio of properties might be available to enable us to establish a platform for further growth.  In recent years, the market for acquisitions has been particularly competitive with a greater number of potential buyers pursuing fewer properties.  The low interest rate environment and reduced costs of funds have further served to dramatically increase prices paid for shopping center properties.  We expect that as long as the interest rate environment continues to be favorable to buyers, this competitive acquisition environment will continue.

As a means of increasing our access to potential acquisitions and alternative sources of capital to fund future acquisitions, we are pursuing joint venture arrangements with third party developers and institutional investors.  However, with respect to joint venture arrangements with third party developers, in most cases, we do not anticipate that it will recognize the full economic benefit of such arrangements for 2-3 years.

In the near future, to take advantage of favorable market conditions, we intend to dispose of properties that are not a strategic fit within our overall portfolio.  The disposition of shopping center properties may lead to short-term decreases in net operating income.  However, we intend to offset any such decreases by re-investing the proceeds of such sales to grow our existing portfolio, whether through acquisition or joint venture.  We may also use these sale proceeds to reduce our outstanding indebtedness, improving the quality of our balance sheet.

On April 29, 2002, Heritage completed the initial public offering of its common stock and used the net proceeds from the initial public offering of $323 million to repay indebtedness, including under a prior line of credit facility under which Heritage OP and Bradley OP were co-borrowers. As a result of the initial public offering, Heritage’s common stock now trades on the New York Stock Exchange under the symbol “HTG.”

Also, in connection with the initial public offering, on April 29, 2002, Heritage obtained a new $350 million unsecured line of credit with a group of 13 lenders and Fleet National Bank, as agent. Heritage OP and Bradley OP are co-borrowers under this line of credit. This line of credit bears interest at either the lender’s base rate or a floating rate based on a spread over LIBOR ranging from 80 basis points to 135 basis points depending on Heritage’s debt rating. This line of credit is used to finance our operations and property acquisitions.  At September 30, 2004, $213 million was outstanding under the line of credit.  Heritage used all of the net proceeds of its recent $150 million unsecured debt offering to reduce the outstanding balance under this line of credit.  Bradley OP has provided Heritage’s subsidiary acting as general partner of Bradley OP with an intercompany note with terms identical to these notes.  The entire balance outstanding under this line of credit facility is reflected in the financial statements of Bradley OP.

In December 2003, Heritage completed a primary and secondary public offering of its common stock and sold a total of 3,932,736 shares at a net price of $28.27 per share resulting in net proceeds of $111 million. The net proceeds were used to repay indebtedness including indebtedness of Bradley OP.

On April 1, 2004, Heritage completed the offering and sale of $200 million principal amount of unsecured 5.125% notes due April 1, 2014.  The notes were priced to yield 5.236% at a spread of 135 basis points over the comparable U.S. Treasury note.  Heritage OP and Bradley OP have guaranteed these notes. The net proceeds from the offering were used to reduce the outstanding balance on our line of credit.  Including all offering expenses and the settlement of certain forward swaps entered into in advance of the offering, the all-in effective interest rate of the unsecured notes is 5.32%. In connection with the sale of these notes, the three rating agencies, Moody’s, Standard & Poor’s and Fitch affirmed their current investment grade ratings and stable outlook for Heritage.

On October 15, 2004, we completed the offering and sale of $150 million principal amount of unsecured 4.50% notes due October 15, 2009.  The notes were priced to yield 4.521% at a spread of 118 basis points over the comparable U.S. Treasury note.  Heritage OP and Bradley OP have guaranteed these notes.  The net proceeds from the offering were used to reduce the outstanding balance on our line of credit.  Including all offering expenses and the settlement of the forward swaps described below, the all-in effective interest rate of the unsecured notes is 5.03%. In connection with the sale of these notes, the three rating agencies, Moody’s, Standard & Poor’s and Fitch affirmed their current investment grade ratings and stable outlook for Heritage.

We currently expect to incur additional debt in connection with future acquisitions of real estate.  As of September 30, 2004, we had $1.2 billion of indebtedness, of which, approximately $612.9 million was unsecured indebtedness.  Although we expect to assume additional secured debt in connection with the acquisition of real estate, in the future, we intend to finance our operations and growth primarily through borrowings under our line of credit facility, unsecured private or public debt offerings or by additional equity offerings. We may also pursue joint venture arrangements aimed at providing alternative sources of capital.

Critical Accounting Policies

In response to guidance of the SEC, we have identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of Heritage’s and Bradley OP’s consolidated financial statements. The preparation of these consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.

On an ongoing basis, we evaluate our estimates, including those related to revenue recognition and the allowance for doubtful accounts receivable, real estate investments and asset impairment, and derivatives used to hedge interest-rate risks. We state these accounting policies in the notes to our consolidated financial statements and at relevant sections in this discussion and analysis. Our estimates are based on information that is currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could differ from those estimates and those estimates could be different under varying assumptions or conditions.

Revenue Recognition

Rental income with scheduled rent increases is recognized using the straight-line method over the term of the leases. The aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions is included in accounts receivable. Leases for both retail and office space generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. In addition, certain of our operating leases for retail space contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. We defer recognition of contingent rental income until those specified targets are met.

We must make estimates of the uncollectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, current economic trends and changes in our tenant payment terms when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.

Real Estate Investments

Acquisitions of real estate investments are recorded at cost. Expenditures that substantially extend the useful life of a real estate investment are capitalized. Expenditures for maintenance, repairs and betterments that do not materially extend the useful life of a real estate investment are charged to operations as incurred.

The provision for depreciation and amortization has been calculated using the straight-line method over the following estimated useful lives:

Land improvements	15 years
Buildings and improvements	20-39 years
Tenant improvements	Shorter of useful life or term of related lease

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to our properties. These assessments have a direct impact on our net income because if we were to shorten the expected useful life of our properties or improvements, we would depreciate them over fewer years, resulting in more depreciation expense and lower net income on an annual basis during these periods.

We apply Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to recognize and measure impairment of long-lived assets. We review each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair market value. No such impairment losses have been recognized to date.

Real estate investments held for sale are carried at the lower of carrying amount or fair value, less cost to sell. Depreciation and amortization are suspended during the period held for sale.

We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties. These assessments have a direct impact on our net income, because taking an impairment loss results in an immediate negative adjustment to net income.

We apply Statement of Financial Accounting Standards No. 141, Business Combinations, to property acquisitions. Accordingly, the fair value of the real estate acquired is allocated to the acquired tangible assets, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships, if any, based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the additional interests in real estate entities because such value and its consequence to amortization expense is estimated to be immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Hedging Activities

From time to time, we use derivative financial instruments to limit our exposure to changes in interest rates. We were not a party to any hedging agreement with respect to our floating rate debt as of September 30, 2004. We have in the past used derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings, from lines of credit to medium and long-term financings. We require that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designed to hedge. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

If interest rate assumptions and other factors used to estimate a derivative’s fair value or methodologies used to determine hedge effectiveness were different, amounts reported in earnings and other comprehensive income and losses expected to be reclassified into earnings in the future could be affected. Furthermore, future changes in market interest rates and other relevant factors could increase the fair value of a liability for a derivative, increase future interest expense, and result in lower net income.

Results of Operations

Heritage

The following discussion is based on Heritage’s consolidated financial statements for the years ended December 31, 2003, 2002, and 2001. The following discussion should be used in conjunction with Heritage’s historical consolidated financial statements as contained in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2003.  The results described below include the results of Bradley OP and its subsidiaries.

The comparison of operating results for the years ended December 31, 2003, 2002, and 2001 show changes in revenue and expenses resulting from net operating income for properties that we owned for each period compared (we refer to this comparison as our “Same Property Portfolio” for the applicable period) and the changes for income before net gains attributable to our Total Portfolio. Unless otherwise indicated, increases in revenue and expenses attributable to the Total Portfolio are due to the acquisition of properties during the periods being compared. In addition, amounts classified as discontinued operations in the accompanying consolidated financial statements are excluded from the Total Portfolio information.

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

The table below shows selected operating information for our total portfolio and the 145 properties acquired prior to January 1, 2002 that remained in the total portfolio through December 31, 2003, which constitute the Same Property Portfolio for the years ended December 31, 2003 and 2002 (in thousands):

	Same Property Portfolio				Total Portfolio
	2003	2002	Increase/ (Decrease)	% Change	2003	2002	Increase/ (Decrease)	% Change
Rental and recovery revenue:
Rentals	$198,656	$194,899	$3,757	1.9%	$229,064	$206,718	$22,346	10.8%
Percentage rent	3,875	5,074	(1,199)	(23.6)%	3,971	5,074	(1,103)	(21.7)%
Recoveries	59,869	59,817	52	0.1%	65,979	62,313	3,666	5.9%
Other property	1,629	2,044	(415)	(20.3)%	1,664	2,068	(404)	(19.5)%
Total rental and recovery revenue	264,029	261,834	2,195	0.8%	300,678	276,173	24,505	8.9%
Expenses:
Property operating expenses	40,205	37,427	2,778	7.4%	44,038	38,937	5,101	13.1%
Real estate taxes	39,661	39,039	622	1.6%	43,676	40,723	2,953	7.3%
Net operating income	$184,163	$185,368	$(1,205)	(0.7)%	212,964	196,513	16,451	8.4%
Add:
Interest and other income					320	88	232	263.6%
Deduct:
Depreciation and amortization					78,964	70,023	8,941	12.8%
Interest					69,415	72,312	(2,897)	(4.0)%
General and administrative					20,965	23,351	(2,386)	(10.2)%
Loss on prepayment of debt					—	6,749	(6,749)	(100.0)%
Income before net gains					$43,940	$24,166	$19,774	81.8%

The increase in rental revenue, including termination fees, for our Same Property Portfolio is primarily the result of new leases and rollovers of existing tenants at higher rental rates and an increase in termination fees of $1.6 million. Although our actual occupancy on a same property basis declined slightly to 91.7% as of December 31, 2003 from 93.3% as of December 31, 2002, this new leasing activity offset any loss of rental income related to (i) new vacancies and bankruptcies, primarily Ames, Kmart and Fleming and (ii) additional charges to bad debts of $0.6 million.

Percentage rent revenue decreased for our Same Property Portfolio primarily due to the loss of three anchor tenants with significant percentage rent components comprising $0.7 million as well as the difference from the prior year timing of notification that sales thresholds have been met.

Recoveries revenue remained relatively flat for our Same Property Portfolio primarily due to an overall increase in property operating and real estate tax expenses offset by lower recovery rates resulting from higher vacancies. Recovery rates for recoverable property operating expenses decreased to 82.0% from 85.0% and recovery rates for real estate taxes decreased to 82.7% from 85.2%. The decrease in recovery rates for property operating expenses and real estate taxes is due to higher vacancies, including the loss of anchor tenants whose parcels were separately assessed and paid by the former tenants directly to the taxing authority.

Other property revenue decreased primarily as a result of the timing of notification that sales thresholds have been met for tax incentive financing revenue.

Property operating expenses increased primarily as a result of $1.5 million of snow removal costs associated with heavy snowfall across the portfolio during the first few calendar months of 2003 and December 2003 and $0.5 million of lease buyout expense incurred in 2003.

Real estate tax expense increased primarily as a result of an increase in tax rates across the portfolio, particularly those properties located in Illinois as well as additional tax expense related to the vacancy of certain anchor tenants who paid their property taxes directly to the taxing authorities.

Interest expense decreased due to lower average interest rates throughout the year as Heritage’s weighted average interest rate decreased to 6.24% at December 31, 2003 from 6.45% at December 31, 2002. This decrease was offset by an increase in mortgage loans payable as result of the assumption of debt from various property acquisitions.

General and administrative expenses decreased primarily as a result of lower stock compensation expense incurred in 2003 than in 2002. During 2003, we incurred $6.6 million of stock compensation expense from the amortization of stock grants made by Heritage in 2002 and 2003 and anticipated to be made by Heritage in 2004, which included the reimbursement of taxes paid by one employee and $0.6 million of accelerated stock compensation expense in connection with the departure of a former senior officer. In 2003, we also incurred $1.1 million of additional compensation expense related to the departure of a former senior officer. During 2002, we incurred $11.0 million of stock compensation expense from the amortization of stock grants made by Heritage, which included the reimbursement of taxes paid by two employees. Included in 2002 stock compensation expense was $6.8 million of expense incurred by us as a result of the accelerated vesting of all previously granted restricted shares upon completion of our IPO. Excluding stock compensation expense and severance costs, our general and administrative expenses, consisting primarily of salaries, bonuses, employee benefits, insurance and other corporate-level expenses increased by $0.9 million in 2003. This increase consisted primarily of higher salary and bonus expense due to a larger workforce and higher expenses associated with being a public company for the entire 2003 fiscal year.

Comparison of the year ended December 31, 2002 to year ended December 31, 2001

The table below shows selected operating information for our Total Portfolio and the 153 properties acquired prior to January 1, 2001 that remained in our Total Portfolio through December 31, 2002 (which constitute the Same Property Portfolio for the years ended December 31, 2002 and 2001).

Certain 2002 and 2001 amounts for the Total Portfolio have been reclassified to conform to the current presentation of discontinued operations (in thousands):

	Same Property Portfolio				Total Portfolio
	2002	2001	Increase/ (Decrease)	% Change	2002	2001	Increase/ (Decrease)	% Change
Rental and recovery revenue:
Rentals	$192,029	$189,319	$2,710	1.4%	$206,718	$191,890	$14,828	7.7%
Percentage rent	5,048	4,435	613	13.8%	5,074	4,333	741	17.1%
Recoveries	58,634	54,547	4,087	7.5%	62,313	55,153	7,160	13.0%
Other property	2,031	2,039	(8)	(0.4)%	2,068	2,013	55	2.7%
Total rental and recovery revenue	257,742	250,340	7,402	3.0%	276,173	253,389	22,784	9.0%
Expenses:
Property operating expenses	34,739	33,963	776	2.3%	38,937	36,900	2,037	5.5%
Real estate taxes	38,407	36,783	1,624	4.4%	40,723	37,714	3,009	8.0%
Net operating income	$184,596	$179,594	$5,002	2.8%	196,513	178,775	17,738	9.9%
Add:
Interest and other income					88	298	210	(70.5)%
Deduct:
Depreciation and amortization					70,023	64,051	5,972	9.3%
Interest					72,312	88,315	(16,003)	(18.1)%
Interest-related party					—	2,027	(2,027)	(100.0)%
General and administrative					23,351	12,640	10,711	84.7%
Loss on prepayment of debt					6,749	—	6,749	100.0%
Income before net gains					$24,166	$12,040	$12,126	100.1%

The increase in rental revenue, including termination fees, for our Same Property Portfolio is primarily the result of an increase in minimum rent of $2.6 million related to new leases and rollovers of existing tenants at higher rental rates. Although our actual occupancy on a same property basis remained relatively flat at 92.7% as of December 31, 2002, the new leasing activity offset any loss of income related to new vacancies and bankruptcies. Additionally, rental revenue increased $0.7 million due to an additional charge made to bad debts in 2001 primarily associated with bankruptcies, principally Kmart, and other delinquent tenants. These increases are partially offset by a reduction in termination fees over the prior year of $0.6 million in 2002.

Percentage rent revenue increased for our Same Property Portfolio primarily due to the timing of notification that sales thresholds have been met and due to the increased sales performance over the prior sales year for tenants who pay percentage rent.

Recoveries revenue increased for our Same Property Portfolio primarily due to an overall increase in the recovery rate of property operating and real estate tax expenses from 80.2% in 2001 to 84.3% in

2002. The increase in the rate is due to recoveries recorded in 2002 from bankrupt tenants, primarily Kmart, as these leases were not rejected and continued to remain open and operating. In addition, recoveries revenue increased due to higher reimbursable expenses in 2002.

The decrease in interest and other income in the Total Portfolio is primarily due to lower rates and lower average cash balances during 2002.

Property operating expenses increased primarily as a result of an increase of $0.9 million in repairs and maintenance expense, an increase of $0.5 in insurance expense, and an increase of $0.2 million in landscaping expense, partially offset by a decrease in snow removal expense of $0.7 million due to a mild early 2002 snow season.

Real estate tax expense increased primarily as a result of an increase in the real estate tax rate for our properties in New York and Illinois.

Interest expense, including related party interest expense, decreased due to the payoff of certain indebtedness with the proceeds from the IPO, offset by an increase in mortgage loans payable as result of the assumption of debt from various property acquisitions.

General and administrative expenses increased primarily as a result of the effect of accelerated stock compensation expense in connection with the IPO. Upon completion of the IPO, all contractual restrictions on transfer and forfeiture provisions that existed on restricted shares previously granted to members of our senior management and other key employees terminated. As a result, Heritage incurred compensation expense, including the reimbursement of taxes paid by two employees, of $6.8 million, which is comprised of $4.3 million of stock compensation expense and $2.5 million for the reimbursement of a portion of such taxes. In addition, general and administrative expense increased $2.6 million as a result of compensation expense related to the issuance of 155,000 shares of restricted stock in July 2002. These shares were subject to contractual restrictions on transfer and forfeiture provisions, which terminated on March 1, 2003. The increase is also due in part to a $0.7 million increase in Heritage’s supplemental executive retirement plan costs and increased corporate expenses associated with being a public company.

Bradley OP

The results of operations described below are those of Bradley OP and its subsidiaries on a consolidated basis. The results below do not reflect the results of Heritage and its other subsidiaries, including Heritage OP.  For a discussion of the consolidated results of operations of Heritage and its subsidiaries, including Bradley OP, for the years ended December 31, 2003, 2002 and 2001, see “— Results of Operations — Heritage” beginning on page 23 of this document.

The following discussion is based on the consolidated financial statements of Bradley OP for the years ended December 31, 2003, 2002, and 2001.

From January 1, 2001 through December 31, 2003, Bradley OP increased its total portfolio of properties from 96 properties to 105 properties and from 15.4 million Company-owned GLA to 17.6 million Company-owned GLA. As a result of this growth of Bradley OP’s total portfolio, the financial data presented below with respect to Bradley OP’s Total Portfolio shows significant changes in revenues and expenses from period-to-period and, as a result, we do not believe our period-to-period financial data, with respect to Bradley OP’s Total Portfolio are comparable in any meaningful way. Therefore, the comparison of operating results for the years ended December 31, 2003, 2002, and 2001 show changes resulting from net operating income for properties that Bradley OP owned for each period compared (we refer to this comparison as Bradley OP’s “Same Property Portfolio” for the applicable period) and the changes for income before net gains attributable to Bradley OP’s Total Portfolio. Unless otherwise indicated, increases in revenue and expenses attributable to Bradley OP’s Total Portfolio are due to the acquisition of properties during the years being compared. In addition, amounts classified as discontinued operations in the accompanying consolidated financial statements are excluded from Bradley OP’s Total Portfolio information.

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

The table below shows selected operating information for Bradley OP’s Total Portfolio and the 93 properties acquired prior to January 1, 2002 that remained in Bradley OP’s Total Portfolio through

December 31, 2003, which constitute Bradley OP’s Same Property Portfolio for the years ended December 31, 2003 and 2002 (in thousands):

	Same Property Portfolio				Total Portfolio
	2003	2002	Increase/ (Decrease)	% Change	2003	2002	Increase/ (Decrease)	% Change
Rental and recovery revenue:
Rentals	$118,180	$115,025	$3,155	2.7%	$139,165	$124,950	$14,215	11.4%
Percentage rent	2,262	3,044	(782)	(25.7)%	2,358	3,044	(686)	(22.6)%
Recoveries	40,170	40,547	(377)	(0.9)%	44,847	42,924	1,923	4.5%
Other property	1,235	1,699	(464)	(27.3)%	1,243	1,715	(472)	(27.5)%
Total rental and recovery revenue	161,847	160,315	1,532	1.0%	187,613	172,633	14,980	8.7%
Expenses:
Property operating expenses	24,582	23,478	1,104	4.7%	27,292	24,817	2,475	10.0%
Real estate taxes	26,413	26,228	185	0.7%	29,340	27,810	1,530	5.5%
Net operating income	$110,852	$110,609	$243	0.2%	130,981	120,006	10,975	9.1%
Add:
Interest and other income					36	58	(22)	(37.9)%
Deduct:
Depreciation and amortization					48,389	43,386	5,003	11.5%
Interest					33,030	35,537	(2,507)	(7.1)%
General and administrative					11,775	15,324	(3,549)	(23.2)%
Net derivative losses					—	7,766	(7,766)	(100.0)%
Loss on prepayment of debt					—	4,215	(4,215)	(100.0)%
Income before net gains					$37,823	$13,836	$23,987	173.4%

The increase in rental revenue, including termination fees, for Bradley OP’s Same Property Portfolio is primarily the result of new leases and rollovers of existing tenants at higher rental rates and an increase in termination fees of $1.6 million, which was offset by additional charges to bad debts of $0.4 million

Percentage rent revenue decreased for Bradley OP’s Same Property Portfolio primarily due to the loss of two anchor tenants with significant percentage rent components comprising $0.4 million as well as the difference from the prior year timing of notification that sales thresholds have been met.

Recoveries revenue declined slightly for Bradley OP’s Same Property Portfolio primarily due to lower recovery rates offset by an increase in property operating and real estate tax expenses. Recovery rates for recoverable property operating expenses decreased to 73.1% from 76.6%. The decrease in recovery rates for property operating expenses is due to an increase in non-reimbursable expenses.

Other property revenue decreased primarily as a result of the timing of notification that sales thresholds have been met for tax incentive financing revenue.

Property operating expenses increased primarily as a result of $0.5 million of snow removal costs associated with heavy snowfall across Bradley OP’s Total Portfolio during the first few calendar months of 2003 and December 2003 and $0.5 million of lease buyout expense incurred in 2003.

Real estate tax expense increased primarily as a result of an increase in tax rates across Bradley OP’s Total Portfolio, particularly those properties located in Illinois as well as additional tax expense related to the vacancy of certain anchor tenants who paid their property taxes directly to the taxing authorities.

The decrease in interest and other income in Bradley OP’s Total Portfolio is primarily due to lower rates and lower average cash balances during 2003.

Interest expense decreased due to lower average indebtedness and lower average interest rates throughout the year as Bradley OP’s weighted average interest rate decreased to 5.09% at December 31, 2003 from 5.39% at December 31, 2002.

General and administrative expenses decreased by $3.6 million from December 31, 2002 to December 31, 2003. Heritage allocates 100% of its general and administrative expenses to its subsidiaries, including costs associated with Bradley OP. For costs specifically identifiable to a subsidiary, Heritage performs a direct allocation. Remaining costs are allocated based on the square footage of properties owned by each subsidiary. During 2003 and 2002, Heritage allocated approximately 65% and 66%, respectively of these remaining costs to Bradley OP. See “— Results of Operations — Heritage” for a more detailed discussion of Heritage’s general and administrative expenses.

Comparison of the year ended December 31, 2002 to year ended December 31, 2001

The table below shows selected operating information for Bradley OP’s Total Portfolio and the 92 properties acquired prior to January 1, 2001 that remained in Bradley OP’s Total Portfolio through December 31, 2002 (which constitute Bradley OP’s Same Property Portfolio for the years ended December 31, 2002 and 2001). Certain 2002 and 2001 amounts for the Total Portfolio have been reclassified to conform to the current presentation of discontinued operations (in thousands):

	Same Property Portfolio				Total Portfolio
	2002	2001	Increase/ (Decrease)	% Change	2002	2001	Increase/ (Decrease)	% Change
Rental and recovery revenue:
Rentals	$114,734	$113,793	$941	0.8%	$124,950	$114,053	$10,897	9.6%
Percentage rent	3,044	2,805	239	8.5%	3,044	2,805	239	8.5%
Recoveries	40,476	38,659	1,817	4.7%	42,924	38,725	4,199	10.8%
Other property	1,698	1,767	(69)	(3.9)%	1,715	1,767	(52)	(2.9)%
Total rental and recovery revenue	159,952	157,024	2,928	1.9%	172,633	157,350	15,283	9.7%
Expenses:
Property operating expenses	23,415	22,840	575	2.5%	24,817	22,891	1,926	8.4%
Real estate taxes	26,164	25,243	921	3.6%	27,810	25,304	2,506	9.9%
Net operating income	$110,373	$108,941	$1,432	1.3%	120,006	109,155	10,851	9.9%
Add:
Interest and other income					58	132	(74)	(56.1)%
Deduct:
Depreciation and amortization					43,386	39,398	3,988	10.1%
Interest					35,537	47,102	(11,565)	(24.6)%
General and administrative					15,324	8,256	7,068	85.6%
Net derivative (losses) gains					(7,766)	986	(8,752)	(887.6)%
Loss on prepayment of debt					4,215	—	4,215	100.0%
Income before net gains					$13,836	$15,517	$(1,681)	(10.8)%

The increase in rental revenue, including termination fees, for Bradley OP’s Same Property Portfolio is primarily the result of a decrease in the provision for bad debt of $1.0 million, and new leases and rollovers of existing tenants at higher rental rates. This increase is offset by a decrease in termination fees of $0.6 million and the loss of rental income related to new vacancies and bankruptcies, primarily Fleming.

Percentage rent revenue increased for Bradley OP’s Same Property Portfolio primarily due to the timing of notification that sales thresholds have been met and due to the increased sales performance over the prior sales year for tenants who pay percentage rent.

Recoveries revenue increased for Bradley OP’s Same Property Portfolio primarily due to an overall increase in property operating expenses and real estate taxes as well as an increase in the recovery rate of property operating and real estate tax expenses. Recovery rates for recoverable property operating expenses increased to 76.6% from 72.4%. The increase in the rate is due to recoveries recorded in 2002 from bankrupt tenants.

The decrease in interest and other income in Bradley OP’s Total Portfolio is primarily due to lower rates and lower average cash balances during 2002.

Property operating expenses increased primarily as a result of an increase of $0.5 million in insurance expense and an increase of $0.4 million in repairs and maintenance expense, partially offset by a decrease utility expense of $0.3 million.

Real estate tax expense increased primarily as a result of an increase in the real estate tax rate for Bradley OP’s properties in Indiana and Illinois.

Interest expense, including related party interest expense, decreased due to the payoff of certain indebtedness with the proceeds from Heritage’s initial public offering, offset by an increase in mortgage loans payable as result of the assumption of debt from various property acquisitions.

General and administrative expenses increased by $7.1 million from December 31, 2001 to December 31, 2002. Heritage allocates 100% of its general and administrative expenses to its subsidiaries, including costs associated with Bradley OP. For costs specifically identifiable to a subsidiary, Heritage performs a direct allocation. Remaining costs are allocated based on the square footage of properties owned by each subsidiary. During 2002 and 2001, Heritage allocated approximately 66% and 65%, respectively of these remaining costs to Bradley OP. See “— Results of Operations — Heritage” for a more detailed discussion of Heritage’s general and administrative expenses.

For a detailed discussion of Heritage’s and Bradley OP’s liquidity and capital resources, short- and long-term liquidity requirements, related party transactions, contingencies, the impact of inflation on our business, and our disclosures about market risk, refer to Heritage’s and Bradley OP’s filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q with respect to the quarter ending September 30, 2004.

MANAGEMENT

Heritage is managed by a Board of Directors and executive officers. Through its wholly owned subsidiary, acting as the sole general partner of Bradley OP, Heritage also manages Bradley OP. Consequently, Bradley OP does not have its own separate directors or executive officers. The information contained in this section reflects information with respect to the directors and executive officers of Heritage.

Pursuant to Heritage’s charter, directors are divided into three classes. Heritage held its annual meeting of stockholders on May 7, 2004. At that time, stockholders voted on the election of directors. At the annual meeting, Joseph L. Barry, Jr., Richard C. Garrison, David W. Laughton and Kevin C. Phelan were elected to serve until the annual meeting of stockholders to be held in 2007 and until their successors are duly elected and qualify.

Directors

Terms Expiring at the 2005 Annual Meeting

Bernard Cammarata, age 64, has been a Director since July 1999. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., a leading publicly-traded off-price retailer of apparel and home fashions, a position he has held since September 1999. Mr. Cammarata founded TJX Maxx in 1976 and served as its President until 1986. From 1986 to September 1999, Mr. Cammarata was President and Chief Executive Officer of TJX Companies, Inc. Mr. Cammarata is a member of the Compensation Committee of our Board of Directors.

Michael J. Joyce, age 62, has been a Director since September 2004. Mr. Joyce served as Managing Partner for New England of Deloitte & Touche until his retirement in September 2004 and has over 30 years of accounting, auditing, and consulting experience. Mr. Joyce also serves on the board of A.C. Moore Arts & Crafts Inc. and as trustee of Brandywine Realty Trust and is a member of the American Institute for Certified Public Accountants (AICPA). Mr. Joyce is a member of the Audit and Finance Committees of our Board of Directors.

Thomas C. Prendergast, age 54, has served as our Chairman, President and Chief Executive Officer since our formation in July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of our predecessor company, the real estate company formed by NETT in 1970. Mr. Prendergast joined NETT’s real estate company in 1974 as a leasing agent and became Vice President and Director of Leasing in 1978. Mr. Prendergast’s employment agreement with the Company provides that he is to be a Director of the Company. Mr. Prendergast is the brother of Robert Prendergast, our Senior Vice President and Chief Operating Officer.

Terms Expiring at the 2006 Annual Meeting

Kenneth K. Quigley, Jr., age 46, has been a Director since April 2002. Since February 1996, Mr. Quigley has been President of Curry College, a private independent college offering undergraduate and graduate degrees located in Milton, Massachusetts. Prior to that time, Mr. Quigley served on the faculty of Curry College. Mr. Quigley has also previously taught undergraduate and graduate management courses at Suffolk University and Bentley College. Mr. Quigley is a member of the Audit, Compensation, Corporate Compliance, Finance and Nominating and Corporate Governance Committees of our Board of Directors.

Rich Reardon, age 52, has been a director since September 2004. Mr. Reardon is President of Teamsters Local 25, of Boston, Massachusetts. Mr. Reardon has been President of Teamsters Local 25 since April 2003. Prior to that time, from December 2000 until April 2003, Mr. Reardon was Secretary-Treasurer of Teamsters Local 25. Before December 2000, Mr. Reardon was Recording Secretary and Business Agent of Teamsters Local 25. Mr. Reardon is a co-trustee of NETT, the parent company of our largest stockholder.

William M. Vaughn III, age 64, has been a Director since our formation in July 1999. On January 1, 2003, Mr. Vaughn became Senior Vice President, Labor Relations of Ahold USA, Inc., the parent company of The Stop & Shop Supermarket Company, a grocery chain headquartered in Massachusetts with 340 stores throughout Connecticut, Massachusetts, Rhode Island, New Hampshire, New York and New Jersey. Prior to that time, Mr. Vaughn was Executive Vice President, Human Resources of The Stop &

Shop Supermarket Company, with whom he had been employed since 1974. Mr. Vaughn is a co-trustee of NETT, the parent company of our largest stockholder. Mr. Vaughn is a member of the Corporate Compliance Committee of our Board of Directors.

Robert J. Watson, age 53, has been a Director since April 2002. Mr. Watson is Chairman, Chief Executive Officer and principal stockholder of LPM Holding Company, a food service conglomerate that services principally the Eastern United States. Mr. Watson has been with LPM Holding Company and its predecessor entity, The Tobin Corporation, since 1988. Mr. Watson also serves on the Board of Directors of Strategic Hotels, Inc. Mr. Watson is a member of the Audit, Compensation, Corporate Compliance, Finance, and Nominating and Corporate Governance Committees of our Board of Directors. Mr. Watson is also the lead independent director on our Board of Directors.

Terms Expiring at the 2007 Annual Meeting

Joseph L. Barry, Jr., age 70, has been a Director since our formation in July 1999. Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as President of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has served as Chairman of Northeast Concrete Products. Mr. Barry has served as co-chairman of NETT, the parent company of our largest stockholder, since 1978. Mr. Barry is also a director of Bottomline Technologies, Inc., a publicly-traded software company. Mr. Barry is a member of the Finance Committee of our Board of Directors.

Richard C. Garrison, age 56, has been a Director since April 2002. Mr. Garrison is President of Bink Inc., a management consulting firm located in Boston, Massachusetts which he founded in 2001. Prior to that time, Mr. Garrison was Chairman of Holland Mark Edmund Ingalls, a marketing, advertising and public relations firm, which was the product of the merger of two firms in 1999, one of which, Ingalls, Quinn & Johnson, Mr. Garrison was Chairman and Chief Executive Officer from 1981-1999. Mr. Garrison is a member of the Audit and Nominating and Corporate Governance Committees of our Board of Directors.

David W. Laughton, age 55, has been a Director since our formation in July 1999. Mr. Laughton has been Secretary-Treasurer/Principal Officer of the Teamsters Local 633, of Manchester, New Hampshire for more than five years. Mr. Laughton serves as co-chairman of NETT, the parent company of our largest stockholder. Mr. Laughton is a member of the Compensation Committee of our Board of Directors.

Kevin C. Phelan, age 60, has been a Director since April 2002. Mr. Phelan is Executive Vice President and Director of Meredith & Grew, Incorporated, a full-service real estate company headquartered in Boston, Massachusetts, which provides real estate advisory services, counseling and valuation services, brokerage services, finance and capital markets and property and asset management services. Mr. Phelan has been employed with Meredith & Grew since 1978, when he joined the firm to start its finance and capital markets group. Mr. Phelan is also a director of Mellon Private Asset Management, a publicly-traded mutual fund. Mr. Phelan is a member of the Nominating and Corporate Governance and Finance Committees of our Board of Directors.

Board of Directors and Standing Committees

Our Board has determined that each of our current directors, except for Mr. Prendergast, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards, which reflect the New York Stock Exchange (“NYSE”) listing standards for director independence, as currently in effect. Furthermore, our Board has determined that each of the members of each of our Board’s committees has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards.

Directors who qualify as “non-management” directors within the meaning of the NYSE rules meet on a regular basis in executive session without management participation. These sessions occur quarterly in conjunction with the regular Board meetings. Robert J. Watson, who has been elected by our Board as lead director, chairs these executive sessions.

Audit Committee

Our Board has established an Audit Committee which, among other things, (i) selects and approves the engagement of independent public accountants, (ii) reviews with the independent public accountants the scope and results of the audit engagement, (iii) approves professional services provided by the independent public accountants, (iv) reviews the independence of the independent public accountants, (v) considers the range of audit and non-audit fees and (vi) reviews the adequacy of our internal accounting controls.

The Audit Committee is presently composed of Kenneth K. Quigley, Jr., who serves as Chairman, Richard C. Garrison, Michael J. Joyce and Robert J. Watson. Messrs. Quigley, Joyce and Watson are “independent” as that term is defined by the SEC and the NYSE rules applicable to Audit Committees. We lease office space at one of our Boston, Massachusetts office buildings to Mr. Garrison. Under this lease, Mr. Garrison pays us approximately $17,000 per year. Although our Board has concluded that this lease does not constitute a material relationship with us and that Mr. Garrison is otherwise independent within our director independence rules, Mr. Garrison does not meet the more stringent independence standards of the NYSE applicable to Audit Committee members.

Mr. Joyce has been designated as our Board’s “Audit Committee financial expert.”

Our Board has adopted a written charter for the Audit Committee, which is available on our website at www.heritagerealty.com.

Compensation Committee

Our Board has established a Compensation Committee to, among other things, (i) review and approve corporate goals and objectives relevant to the compensation of the senior officers, (ii) make recommendations to our Board with respect to incentive-compensation plans and equity-based plans, (iii) conduct an annual review of director compensation, (iv) assist our Board in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans, and (v) review and approve employment agreements, severance arrangements and change in control agreements. Our Board has adopted a written charter for the Compensation Committee, which is available on our website at www.heritagerealty.com.

The Compensation Committee is presently composed of independent directors Robert J. Watson, who serves as Chairman, Bernard Cammarata, David W. Laughton and Kenneth K. Quigley, Jr.

Nominating and Corporate Governance Committee

Our Board has also established a Nominating and Corporate Governance Committee, which is responsible for (i) assisting our Board in identifying candidates qualified for membership on our Board, (ii) recommending to our Board the director nominees for the next annual meeting of stockholders, (iii) recruiting those individuals for membership on our Board, (iv) recommending to our Board the director nominees and the chairperson for each committee and the presiding director at the executive sessions of our Board, (v) providing counsel to our Board with respect the corporate governance guidelines to be followed by our Board and management and (vi) assessing the effectiveness of our Board. Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at www.heritagerealty.com.

The Nominating and Corporate Governance Committee is presently composed of independent directors Richard C. Garrison, who serves as Chairman, Kevin C. Phelan, Kenneth K. Quigley, Jr. and Robert J. Watson.

Corporate Compliance Committee

Our Board has also established a Corporate Compliance Committee, which is responsible for establishing company-wide compliance guidelines and procedures.

The Corporate Compliance Committee is presently composed of Kenneth K. Quigley, Jr., who serves as chairman, Kevin C. Phelan, William M. Vaughn, III and Robert J. Watson and two non-voting management advisory representatives, Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, and Stephen H. Faberman, our Vice President, Corporate Counsel, who also serves as our chief compliance officer.

Finance Committee

In February 2004, our Board established a Finance Committee, which is responsible for advising our Board regarding capital markets and other significant transactions.

The Finance Committee is presently composed of Kevin C. Phelan, who serves as Chairman, Joseph L. Barry, Jr., Michael J. Joyce, Kenneth K. Quigley, Jr. and Robert J. Watson.

Codes of Ethics

We have adopted a Code of Ethics for Financial Professionals that applies to our chief executive officer and senior financial officers, including our principal financial and accounting officer and controller within the meaning of the Sarbanes-Oxley Act of 2002, and a Code of Ethics that applies to all employees and directors. These Codes of Ethics are posted on our website at www.heritagerealty.com.

Compensation of Directors

Those of our directors who are also our employees or who are members of the Board of Trustees of NETT are not entitled to compensation for their service as directors. The compensation paid to our other directors is noted below.

Each director entitled to compensation will receive an annual retainer of $30,000. The lead director will receive an additional retainer of $10,000. The chairman of the Audit Committee will receive an additional retainer of $5,000, the chairman of the Compensation Committee will receive an additional retainer of $3,000 and the chairman of the Nominating Committee and the Corporate Governance Committee will receive an additional retainer of $2,000. Directors will also receive $250 for each Board meeting attended, including telephonic meetings, and $1,500 for each Board committee meeting attended, including telephonic meetings.

Under the compensation plan, our Board has eliminated the annual and initial stock option grants previously granted under our prior compensation plan and replaced these stock option grants with an annual grant of 1,000 deferred stock units (“DSUs”). These DSUs are not issued until the director ceases to be on our Board, at which time an equivalent number of shares of our common stock will be issued. Prior to that time, we will maintain an account for each director indicating the number of DSUs, together with accrued dividends, which will be paid in additional DSUs. For example, a director who serves for five years would ultimately be credited with 5,000 DSUs. In addition, dividends would accrue (but not be paid) on each 1,000 unit annual grant. Upon leaving our Board, that director would be issued 5,000 shares of common stock (1 share for each DSU) and all accrued dividends.

Directors may elect to receive their compensation (other than DSUs) in the form of cash, shares of our common stock or additional DSUs.

Executive Compensation

Executive Officers

Thomas C. Prendergast, age 54, has served as our Chairman, President and Chief Executive Officer since our formation in July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of our predecessor company, the real estate company formed by NETT in 1970. Mr. Prendergast joined NETT’s real estate company in 1974 as a leasing agent and became Vice President and Director of Leasing in 1978. Mr. Prendergast is the brother of Robert G. Prendergast, our Senior Vice President, Chief Operating Officer.

David G. Gaw, age 53, became our Senior Vice President, Chief Financial Officer and Treasurer in April 2001. Mr. Gaw oversees our accounting, capital markets, control, financial management and information systems departments. Mr. Gaw was previously Senior Vice President and Chief Financial Officer of Boston Properties, Inc., a publicly-traded office REIT. He joined Boston Properties in 1982 and was responsible for its financial operations until October 2000, including administering Boston Properties’ financing and banking relationships.

Robert G. Prendergast, age 44, became our Senior Vice President, Chief Operating Officer in September 2004 and, in that capacity, oversees our day-to-day operations. Prior to that time, beginning in October 1999, Mr. Prendergast was our Vice President, Property Management and Construction and

oversaw our development, construction and property management activities. Previously, he was an Asset Manager for Urban Retail Properties/Overseas Management, Inc., a publicly traded retail REIT in Chicago, from 1990 until July 1999. Mr. Prendergast has over 18 years experience in the management and construction of retail properties. Mr. Prendergast is the brother of Thomas Prendergast, our President and Chief Executive Officer.

Bruce A. Anderson, age 55, became our Vice President, Acquisitions in April 2002. Mr. Anderson oversees our acquisition and disposition activities. Prior to that time, Mr. Anderson was Senior Vice President of Acquisitions and Development of Konover Property Trust, Inc., a publicly traded community shopping center REIT in Raleigh, North Carolina from 1997 until March 2001. While at Konover, Mr. Anderson was responsible for all shopping center acquisitions, property sales and retail development and re-development.

Stephen H. Faberman, Esq., age 35, became our Vice President, Corporate Counsel in October 2003. Mr. Faberman oversees our legal work relating to corporate compliance, corporate governance and securities law compliance. Prior to that time, Mr. Faberman was a corporate and securities partner with Bingham McCutchen LLP, a national law firm with principal offices in Boston, Massachusetts. While at Bingham, Mr. Faberman’s practice areas included corporate and securities law and mergers and acquisitions. Mr. Faberman joined Bingham as an associate in January 1996 and became a partner in January 2002.

Patrick H. O’Sullivan, age 36, has been our Vice President, Finance & Accounting since our formation in July 1999. Mr. O’Sullivan oversees our financial reporting, treasury, cash management, budgeting, property accounting and tax compliance activities and also provides transaction support with respect to capital markets transactions. Prior to that time, he was Director of Finance at NETT’s real estate company, which he joined in 1998. Previously, from 1990 to 1998, he was at KPMG Peat Marwick LLP (n/k/a KPMG LLP), where he was a senior manager from 1996 to 1998.

Barry Rodenstein, age 44, became our Vice President, Leasing in July 2001. Mr. Rodenstein oversees all aspects of our leasing operations. Prior to that time, Mr. Rodenstein was with Trammell Crow Company, a nationwide real estate company, with whom he was employed from 1988 until 2001. While at Trammell Crow Company, he was responsible for overseeing its New England Retail Services Division.

David Sweetser, age 49, became our Vice President, Business Development in February 2004. In September 2004, Mr. Sweetser also became responsible for our property management, development and construction activities. Prior to that time, from August 2002 until November 2003, Mr. Sweetser was Director of Leasing at Eastern Development, Inc., where his responsibilities included retail leasing. From April 2000 until May 2002, Mr. Sweetser was President of GovConnect, Inc., a subsidiary of Renaissance Worldwide, Inc. Prior to that time, Mr. Sweetser was Vice President, Real Estate at National Amusements, Inc.

Louis C. Zicht, Esq., age 55, has served as our Vice President and General Counsel since our formation in July 1999. Mr. Zicht oversees our legal work relating to acquisitions, dispositions, development, leasing and litigation. Prior to that time, he was General Counsel of NETT’s real estate company, which he joined in 1974. He has over 27 years of experience overseeing all legal aspects of our (and our predecessor’s) acquisitions, dispositions, litigation and all major lease transactions.

Compensation Tables

The following table sets forth the compensation paid or accrued in 2003, to our Chief Executive Officer, our four other most highly compensated executive officers and Gary Widett, our former Senior Vice President and Chief Operating Officer.

Summary Compensation Table

			Annual Compensation			Long-Term Compensation Awards
	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)(1)	Restricted Stock Awards ($)(1)(3)	All Other Compensation ($)
Thomas Prendergast	2003	$585,000	$936,000	$18,333	140,000	$5,272,200	$1,099,035	(4)
President and Chief	2002	585,000	936,000	2,456,279	390,000	4,299,600	1,138,100	(5)
Executive Officer	2001	500,000	500,000	1,000,800	140,000	1,500,000	718,793	(6)

David Gaw(7)	2003	280,000	280,000	—	60,000	695,580	14,000	(8)
Senior Vice President and	2002	250,000	200,000	—	110,000	577,540	14,000	(9)
Chief Financial Officer	2001	250,000	200,000	—	90,000	350,000	3,500	(10)

Barry Rodenstein(11)	2003	240,000	144,000	—	30,000	200,520	15,800	(12)
Vice President, Leasing	2002	200,000	120,000	—	40,000	145,450	12,600	(13)
	2001	200,000	80,000	—	40,000	75,000	2,200	(14)

Robert Prendergast(15)	2003	220,000	132,000	—	30,000	200,520	13,401	(16)
Vice President,	2002	200,000	120,000	—	50,000	169,810	13,148	(17)
Property Management and Construction	2001	200,000	120,000	—	30,000	100,000	12,679	(18)

Bruce Anderson(19)	2003	185,000	111,000	—	15,000	113,880	4,800	(20)
Vice President, Acquisitions	2002	185,000	50,000	—	20,000	24,360	2,800	(21)

Former Executive Officer	2003	228,462	—	—	—	—	1,730,486	(23)
Gary Widett(22)	2002	300,000	240,000	105,537	130,000	911,480	201,542	(24)
Senior Vice President and Chief Operating Officer	2001	300,000	240,000	59,376	80,000	450,000	147,033	(25)

(1)            Cash and non-cash bonuses, option grants and restricted share grants are reported in the year in which the compensation service was performed, even if the bonuses, options grants or restricted shares were paid, granted or issued in a subsequent year.

(2)            Represents amounts reimbursed by us with respect to the payment of taxes on behalf of these individuals in connection with the issuance of shares of common stock to these individuals in 2001 and 2002 and with respect to insurance premiums paid on their behalf during 2001, 2002 and 2003.

(3)            Represents the dollar value of restricted stock awards, calculated by multiplying the fair market value of Heritage common stock on the date of grant (which, for 2001, was $25.00 per share and which, for 2002 and 2003, was the closing market price of Heritage common stock on the date of grant) by the number of shares awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. With respect to the 2001 restricted stock awards, all contractual restrictions on transfer and forfeiture provisions terminated upon completion of Heritage’s initial public offering in April 2002. With respect to the 2002 and 2003 restricted stock awards, the contractual restrictions on transfer and forfeiture provisions lapse ratably over periods ranging from one to five years.

In the event of a change in control, under the terms of the restricted share agreements, all unvested restricted share awards would become immediately vested. These shares are forfeitable to us upon termination of employment and are subject to restrictions on transfer. Upon grant, the recipient has full voting and dividend rights with respect to all shares granted.

As of December 31, 2003, each of the executive officers named in the summary compensation table (other than Mr. Widett) held the following aggregate number of shares of restricted common stock—

Name	Total Number of Restricted Shares Held	Value at December 31, 2003
Thomas C. Prendergast	180,000	$5,121,000
David G. Gaw	24,000	682,800
Barry Rodenstein	6,000	170,700
Robert Prendergast	7,000	199,150
Bruce Anderson	1,000	28,450

The foregoing table does not include shares of restricted stock issued in February 2004 relating to 2003 performance shown in the summary compensation table above. In addition, on March 1, 2004, the forfeiture provisions and transfer restrictions with respect to 140,000 restricted shares issued to Mr. Thomas Prendergast, 14,667 restricted shares issued to Mr. Gaw, 2,667 restricted shares issued to Mr. Rodenstein, 3,000 restricted shares issued to Mr. Robert Prendergast and 333 restricted shares issued to Mr. Anderson and reflected in the table above terminated.

(4)           Includes for 2003 (a) $26,442 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast’s behalf, (c) $7,963 in compensation associated with a company car provided on Mr. Prendergast’s behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast’s behalf and (e) $1,046,631 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Prendergast’s benefit.

(5)           Includes for 2002 (a) $28,175 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast’s behalf, (c) $6,658 in compensation associated with a company car provided on Mr. Prendergast’s behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast’s behalf and (e) $1,085,267 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Prendergast’s benefit.

(6)           Includes for 2001 (a) $28,175 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $6,800 in contributions made to our 401(k) Plan on Mr. Prendergast’s behalf, (c) $6,155 in compensation associated with a company car provided on Mr. Prendergast’s behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast’s behalf and (e) $667,663 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Prendergast’s benefit.

(7)           Mr. Gaw became our Senior Vice President, Chief Financial Officer and Treasurer in April 2001.

(8)           Includes for 2003 (a) $6,000 in auto expenses paid on Mr. Gaw’s behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Gaw’s behalf.

(9)           Includes for 2002 (a) $6,000 in auto expenses paid on Mr. Gaw’s behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Gaw’s behalf.

(10)         Represents $3,500 in auto expenses paid on Mr. Gaw’s behalf in 2001.

(11)         Mr. Rodenstein became our Vice President, Leasing in July 2001.

(12)         Includes for 2003 (a) $7,800 in auto expenses paid on Mr. Rodenstein’s behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast’s behalf.

(13)         Includes for 2002 (a) $4,600 in auto expenses paid on Mr. Rodenstein’s behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast’s behalf.

(14)         Represents auto expenses paid on Mr. Rodenstein’s behalf in 2001.

(15)         Mr. Prendergast became Senior Vice President, Chief Operating Officer in June 2004.

(16)         Includes for 2003 (a) $5,401 in compensation associated with a company car provided on Mr. Prendergast’s behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast’s behalf.

(17)         Includes for 2002 (a) $5,148 in compensation associated with a company car provided on Mr. Prendergast’s behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast’s behalf.

(18)         Includes for 2001 (a) $5,879 in compensation associated with a company car provided on Mr. Prendergast’s behalf and (b) $6,800 in contributions made to our 401(k) Plan on Mr. Prendergast’s behalf.

(19)         Mr. Anderson became our Vice President, Acquisitions in April 2002.

(20)         Includes 4,800 in compensation associated with a company car provided on Mr. Anderson’s behalf.

(21)         Includes 2,800 in compensation associated with a company car provided on Mr. Anderson’s behalf.

(22)         Mr. Widett was our Senior Vice President and Chief Operating Officer until June 2003. In connection with his termination of employment, Mr. Widett and the Company entered into a separation agreement providing for his continued receipt of salary and bonus for eighteen months following September 2003.

(23)         Includes for 2003 the following amounts pursuant to his separation agreement: (a) $5,000 paid to Mr. Widett in lieu of outplacement services, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Widett’s behalf, (c) $3,300 in compensation associated with a company car provided on Mr. Widett’s behalf, (d) $925,680 relating to the acceleration of shares of restricted stock previously granted to Mr. Widett, (e) $534,674 paid to Mr. Widett as salary continuation, (f) $25,385 paid to Mr. Widett as unused vacation, and (g) $228,447 accrued by us under the SERP we established for Mr. Widett’s benefit.

(24)         Includes for 2002 (a) $11,826 in insurance premiums paid by us for a life insurance policy in favor of Mr. Widett, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Widett’s behalf, (c) $3,440 in compensation associated with a company car provided on Mr. Widett’s behalf, and (d) $178,276 accrued by us under the SERP we established for Mr. Widett’s benefit.

(25)         Includes for 2001 (a) $11,826 in insurance premiums paid by us for a life insurance policy in favor of Mr. Widett, (b) $6,800 in contributions made to our 401(k) Plan on Mr. Widett’s behalf, (c) $4,012 in compensation associated with a company car provided on Mr. Widett’s behalf, and (d) $124,395 accrued by us under the SERP we established for Mr. Widett’s benefit.

Supplemental Executive Retirement Plan

Effective January 2000, we adopted a non-qualified supplemental executive retirement plan, or SERP. Thomas Prendergast is eligible to participate in the SERP as part of his total compensation package. Benefits payable under the SERP are based upon a percentage of each participant’s average annual cash compensation, consisting of base salary and cash bonus for the three calendar years of the last ten years of his employment with us and our predecessor, NETT’s real estate company, which produce the highest average amount (or the annualized average of that compensation for the participant’s actual period of employment, if less than three calendar years). Participants may begin to receive payments under the SERP following their Normal Retirement Date (NRD). The NRD is the 60th birthday in the case of Mr. Prendergast. Benefits under the SERP will terminate upon the participant’s death but not before the tenth anniversary of the participant’s retirement. At the election of the participant, made not later than 30 days after termination of employment, payment of the SERP benefit which has vested with respect to that participant will commence at any time selected by the participant after he has terminated employment with us. If the election to receive that SERP benefit is made prior to the participant’s NRD, the SERP payment will be actuarially reduced.

Under Mr. Prendergast’s employment agreement, the SERP benefit to which he is entitled will be equal to 50% of his highest three-year average annual compensation of the last ten years, subject to reduction under certain circumstances. Benefits earned under the SERP vested 50% upon adoption of the SERP and

Mr. Prendergast becomes additionally vested at 6.25% per year as of the end of each calendar year commencing December 31, 1999 that he continues to be our employee. Mr. Prendergast will become 100% vested in his SERP upon the effective date of a change of control.

The following table shows estimated annual retirement benefits payable to Mr. Thomas Prendergast in the SERP on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes. Amounts are inclusive of any benefits to be provided from the Company’s contribution to Mr. Thomas Prendergast’s 401(k) Plan.

	Service (in years)
Average Annual Compensation	3	5	10 or More
$250,000	$29,256	54,256	116,756
500,000	66,756	116,756	241,756
750,000	104,256	179,256	366,756
1,000,000	141,756	241,756	491,756
1,250,000	179,256	304,256	616,756
1,500,000	216,756	366,756	741,756
1,750,000	254,256	429,256	866,756
2,000,000	291,756	491,756	991,756
2,250,000	329,256	554,256	1,116,756
2,500,000	366,756	616,756	1,241,756

Amounts are payable for life with a guaranteed period of ten years commencing at age the later of retirement or age 60.

Prior to his termination of employment in June 2003, Gary Widett, former Senior Vice President and Chief Operating Officer of Heritage, also participated in the SERP. As a result of his termination of employment, Mr. Widett ceased to accrue any additional benefits under the SERP. In May 2004, Heritage entered into a written agreement with Mr. Widett pursuant to which Heritage paid Mr. Widett $576,000 in full settlement of his SERP benefit.

Stock Option Grants

The following table contains information concerning options granted relating to 2003 performance to each of the executive officers named in the summary compensation table.

Option Grants

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees for 2003(1)	Exercise Price Per Share(2)	Expiration Date	5%	10%
Thomas Prendergast	140,000	25.94%	$28.47	February 2014	$2,506,648	$6,352,339
David Gaw	60,000	11.12%	28.47	February 2014	1,074,278	2,722,431
Barry Rodenstein	30,000	5.56%	28.47	February 2014	537,139	1,361,215
Robert Prendergast	30,000	5.56%	28.47	February 2014	537,139	1,361,215
Bruce Anderson	15,000	2.78%	28.47	February 2014	268,569	680,608

(1)           Based on a total of 539,654 options to purchase shares of common stock related to 2003 performance.

(2)           The options with an exercise price of $28.47 per share were granted in February 2004 at an exercise price equal to the closing price of the common stock proximate to the date of grant.

(3)           The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years. It is calculated assuming that the fair market value of our common stock on the date of the grant was equal to the option exercise price, that the value of the option appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the shares of common stock sold on the last day of its term for the appreciated stock price.

Option Exercises and Holdings

The following table contains information as of March 12, 2004 concerning option exercises and option holdings with respect to each of the executive officers named in the summary compensation table.

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Shares Underlying Unexercised Options		Option Values Value of Unexercised In-the-Money Options(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas Prendergast	—	—	736,667	433,333	$2,571,368	$1,071,733
David Gaw	—	—	120,000	140,000	426,800	301,600
Barry Rodenstein	—	—	52,000	58,000	185,800	109,400
Robert Prendergast	30,000	151,500	52,333	66,667	180,549	137,167
Bruce Anderson	6,667	34,414	—	28,333	—	48,133

(1)           Represents the difference between the closing price of the stock on the date of exercise and the exercise price of the stock options.

(2)           Represents the difference between the closing price of the stock on December 31, 2003 ($28.45) and the exercise price of the stock options.

Employment Agreements

Mr. Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, has an employment agreement with us, which provides for a five-year term expiring in April 2007. Under his employment agreement, which was amended in July 2002, Mr. Prendergast receives an annual base salary of $585,000 and he is eligible for an incentive bonus based on performance objectives as established by our Compensation Committee. The threshold bonus amount may not be less than 40% of Mr. Prendergast’s base salary and the maximum bonus amount payable to Mr. Prendergast is 160% of his base salary.

In January 2000, Mr. Prendergast received an initial stock option grant of 400,000 shares and 75,000 shares of restricted stock under his employment agreement.

In July 2002, as part of the amendment to Mr. Prendergast’s employment agreement, the Board of Directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of our senior management, including Mr. Thomas Prendergast. We issued the first installment of 155,000 shares in July 2002, of which, Mr. Prendergast received 120,000 shares. These shares were subject to risk of forfeiture and transfer restrictions, which terminated on March 1, 2003.

In March 2003, the second installment of 155,000 shares was issued, of which, Mr. Prendergast received 120,000 shares. Upon issuance, these shares were subject to risk of forfeiture and transfer restrictions, which terminated in March 2004. In March 2004, the third installment was issued, of which, Mr. Prendergast received 120,000 shares. Upon issuance, these shares are subject to risk of forfeiture and transfer restrictions, which will terminate in March 2005, subject to continued employment. The remaining installments of these special share grants are expected to be issued ratably over a two-year period beginning in 2005, subject to the satisfaction of certain performance milestones and other conditions during the two-year period. Upon issuance, the remaining installments will also be subject to risk of forfeiture and transfer restrictions, which will terminate upon the first anniversary of the date of each installment, subject to continued employment.

Mr. Prendergast is also eligible to receive an annual stock option award of up to 140,000 options and an annual performance share award of up to 60,000 shares under our equity incentive plan based upon the achievement of management and performance objectives established by our Compensation Committee. Mr. Prendergast also participates in our employee benefit plans on a basis consistent with other executives of our company. As required by his employment agreement, we have established a supplemental executive retirement plan, or SERP, for Mr. Prendergast’s benefit. We have also agreed to reimburse Mr. Prendergast for certain business, legal and tax preparation and financial planning expenses.

Mr. Prendergast’s employment may be terminated by us for “cause” in the event of:

•      the conviction of Mr. Prendergast of a felony,

•      the willful breach of duty of loyalty by Mr. Prendergast which is materially detrimental to us,

•      the willful failure of Mr. Prendergast to perform his duties or to follow the directives of our Board, or

•      the gross negligence or willful misconduct of Mr. Prendergast in the performance of his duties.

Mr. Prendergast may terminate his employment for “good reason,” which includes:

•      a removal from or failure to re-elect Mr. Prendergast as President, Chief Executive Officer or a director of our company,

•      the assignment to Mr. Prendergast of duties, responsibilities or reporting requirements inconsistent with his positions as President and Chief Executive Officer or director,

•      a reduction in Mr. Prendergast’s base salary,

•      our failure to maintain our incentive plans,

•      except as required by law, a material diminution in Mr. Prendergast’s fringe benefits,

•      the requirement by us that our principal place of business be changed to a location outside the greater Boston area, or

•      any breach by us of his employment agreement.

If Mr. Prendergast’s employment is terminated without cause, for good reason or because of any disability, we must pay Mr. Prendergast his base salary for the longer of 12 months after the termination or the expiration of the term of the employment agreement. We must also pay him a portion of his incentive bonus. In addition, the SERP benefit, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our incentive plan will immediately vest. Mr. Prendergast will also be allowed to participate in our benefit plans during his severance period. If Mr. Prendergast’s employment is terminated for cause, without good reason or because of death, Mr. Prendergast is entitled to his base salary through the date of termination. If Mr. Prendergast’s employment terminates as a result of the completion of the term, we are required to pay Mr. Prendergast his base salary for 12 months after the date of termination.

In the event of a change in control of our company during the term of Mr. Prendergast’s employment agreement when the remainder of the term is less than three years, the term of Mr. Prendergast’s employment agreement automatically extends for an additional three years. In addition, upon a change of control, the SERP benefit, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our equity incentive plan will immediately vest. In addition, to the extent that payments or benefits under Mr. Prendergast’s employment agreement or other benefit plan will result in application of federal excise taxes on “excess parachute payments,” we have agreed to provide a gross up payment to offset the excise tax liability.

Mr. Prendergast’s employment agreement prohibits Mr. Prendergast while he is employed with us and for one year after a termination of employment for cause or without good reason, from engaging, directly or indirectly, in any business in competition with us or employing or soliciting the employment of any individual employed by us at any time while Mr. Prendergast was also employed with us.

Mr. Prendergast also has received tax offset payments from us under his employment agreement. The purpose of these payments is to reimburse Mr. Prendergast for the amount of applicable taxes such as federal, state, local and Medicare taxes he incurs with respect to his exercise of options and the grant, vesting or payment of any awards covered by his employment agreement. Mr. Prendergast has waived his right to receive any tax offset payments in connection with certain grants of stock options made in 2002 and the restricted share awards described in the third and fourth paragraphs of this section.

Change in Control/Severance Agreements

We have entered into Change in Control/Severance Agreements with each of Messrs. Anderson, Faberman, Gaw, O’Sullivan, Robert Prendergast, Rodenstein, Sweetser and Zicht. These Change in Control/Severance Agreements provide for severance to be paid to each of these officers in the event that their employment is terminated by us other than for “cause” or by these individuals for “good reason,” including following a change in control. In the event that the employment of any of these individuals is terminated under these circumstances following a change in control, Mr. Gaw is entitled to receive severance pay equal to two times and the other officers are entitled to one time the sum of their base salary as of the date of termination and their average cash bonus for each of the three most recently completed fiscal years. In the event that the employment of any of these individuals is terminated under these circumstances other than in connection with a change of control, these individuals are entitled to receive severance pay equal to the sum of their base salary as of the date of termination and their average cash bonus for each of the three most recently completed fiscal years.

In addition, under our equity incentive plan, upon a termination of employment in these circumstances, following a change in control, any restricted shares, annual performance shares and stock options granted to these individuals under our equity incentive plan will immediately vest and all restrictions on these shares will terminate. Under these agreements, these individuals are also entitled to receive a payment for benefits forfeited under our retirement plans as a result of the termination of their employment. These individuals are also entitled to receive tax offset payments from us to reimburse these individuals for the amount of excise taxes that may be incurred by these individuals in connection with the payment of the severance under these agreements and any other arrangements between these individuals and us. These agreements also contain confidentiality and noncompete provisions. Except as noted above, each of these agreements is substantially identical.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Watson, Cammarata, Laughton and Quigley. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of Heritage. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until September 1999.

Certain Relationships and Related Transactions

Transactions with Net Realty Holding Trust and Affiliates

Boston Office Lease

One of the properties which was contributed to us by Net Realty Holding Trust at the time of our formation in July 1999 was our former headquarters building at 535 Boylston Street, Boston, Massachusetts. In 1974, NETT and Net Realty Holding Trust entered into a lease providing for the lease of 14,400 square feet of space in this office building to NETT for its Boston offices. This lease was assigned by Net Realty Holding Trust to us as part of our formation. The current term of this lease expires on March 31, 2005 and under this lease, NETT pays us $648,000 per year in rent.

131 Dartmouth Street Joint Venture

In November 1999, we entered into a joint venture with NETT for the acquisition and development of a 365,000 square foot commercial office building at 131 Dartmouth Street, Boston, Massachusetts. This joint venture is owned 94% by NETT and 6% by us. We were issued this interest as part of a management arrangement with the joint venture pursuant to which we will manage the building. We have no ongoing capital contribution requirements with respect to this office building, which was completed in January 2003.

In February 2004, we entered into an eleven-year lease with our joint venture with NETT for the lease of approximately 31,000 square feet of space and we moved our corporate headquarters to this space during the first quarter of 2004. Under the terms of this lease, which were negotiated on an arms-length basis, we begin to pay rent in February 2005.

Stockholders Agreement with Net Realty Holding Trust

Amended Stockholders Agreement

In connection with our initial public offering in April 2002, we and Net Realty Holding Trust entered into an amended stockholders agreement governing our relationship with Net Realty Holding Trust after the offering. This agreement eliminated all prior terms of our then existing stockholders agreement and provides for the following new terms—

Election of Directors

•        We agreed that as long as Net Realty Holding Trust owns at least 25% of the outstanding shares of our common stock, Net Realty Holding Trust has the right to designate for nomination four members of our Board of Directors. If Net Realty Holding Trust’s ownership percentage in our common stock is reduced to less than 25% but remains in excess of 10% of our common stock, two of Net Realty Holding Trust’s designees will be required to resign from our Board of Directors. If Net Realty Holding Trust’s ownership percentage in our common stock is reduced to less than 10%, Net Realty Holding Trust will no longer have the right to designate for nomination any of our directors.

•        Net Realty Holding Trust agreed that it will not seek any additional representation on our Board of Directors. In addition, except at our request, and subject to its fiduciary duties under applicable law, Net Realty Holding Trust has agreed that it will not seek to change the size or composition of our Board of Directors.

Additional Equity and Preemptive Rights

•        Net Realty Holding Trust agreed that it will not, directly or indirectly, acquire any additional shares of stock if that acquisition would result in an increase in Net Realty Holding Trust’s ownership percentage of our stock.

•        We granted to Net Realty Holding Trust a preemptive right to maintain its ownership percentage of our stock by purchasing any shares of our stock offered to third parties on the same terms and conditions as are offered to those third parties. This preemptive right does not apply to some limited issuances, including in connection with the exercise of stock options and other rights under our incentive plan, issuances of units of limited partnership interests by our operating partnerships and issuances of equity in connection with acquisition or merger transactions. In addition, the preemptive right does not apply if the exercise of this right would jeopardize our status as a REIT. In December 2003, we completed a secondary public offering of our common stock and sold a total of 3,932,736 shares. Net Realty Holding Trust exercised its contractual preemptive right and purchased approximately 40% of the shares we sold in the offering on the same terms as third parties purchased shares.

Registration Rights

•        Net Realty Holding Trust has demand and piggyback registration rights with respect to their shares of our common stock. These registration rights are subject to customary cut-back and lock-out restrictions.

Other Transactions

In July 1999, Bernard Cammarata became a member of our Board of Directors. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until September 1999. Annualized base rent from the TJX Companies represents approximately 5.5% of our total annualized base rent and 2.7% of Bradley OP’s total annualized base rent, for all leases in which tenants were in occupancy at September 30, 2004. TJX pays rent in accordance with 50 written leases at our properties.

In July 1999, William M. Vaughn, III became a member of the Heritage board of directors.  Mr. Vaughn is Senior Vice President, Labor Relations of Ahold USA, Inc., the parent company of Giant Foods, Bi-Lo, Bruno’s and Stop & Shop.  Mr. Vaughn is also a member of the Board of Trustees of Heritage’s largest stockholder, Net Realty Holding Trust.  Annualized base rent from Ahold USA and its subsidiary companies represent approximately 0.9% of Heritage’s total annualized base rent for all leases in which tenants were in occupancy at September 30, 2004.  Ahold USA and its subsidiary companies pays us rent in accordance with 5 written leases at our properties.  None of the Ahold USA locations are in the Bradley OP portfolio.

In April 2002, Richard Garrison became a member of our Board of Directors. We lease space to Mr. Garrison at one of our Boston office buildings. Under this lease, we lease Mr. Garrison 1,000 square feet and he pays us approximately $17,000 per year.

In October 2003, Stephen Faberman became our Vice President, Corporate Counsel. Prior to that time, from January 2002 until October 2003, Mr. Faberman was a partner in the law firm, Bingham McCutchen LLP, Boston, Massachusetts. Bingham McCutchen LLP has provided legal services to us since its formation in July 1999. In 2003, we paid Bingham McCutchen LLP approximately $800,000 in fees in connection with corporate, finance, litigation, real estate and securities legal advice provided to us.

We believe that each of these transactions was entered into by us on terms no less favorable to us than those that could be obtained from unrelated third parties.

Security Ownership of Certain Beneficial Owners

Partnership interests in Bradley OP are represented by units, of which there are general partner units (“GP Units”), all of which are held by our subsidiary as the sole general partner, and limited partner units (“LP Units”). Information known to Bradley OP with respect to beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the outstanding GP Units and LP Units as of the date of this document follows:

Class	Beneficial Owner	No. of Units Beneficially Owned	Percentage of Class	Percentage of All Units
GP Units	Heritage-Austen Acquisition, Inc. 131 Dartmouth Street Boston, MA 02116	32,560,627	100%	95%

LP Units	Heritage Property Investment Trust, Inc. 131 Dartmouth Street Boston, MA 02116	1,219,782	78%	4%

Security Ownership of Management

Bradley OP is managed by our wholly owned subsidiary as the general partner of Bradley OP. No director or executive officer of Heritage or our subsidiary personally owns any GP Units or LP Units of Bradley OP.

Recent Sales of Unregistered Securities

On April 1, 2004, Heritage completed the issuance and sale of $200 million principal amount of unsecured 5.125% notes due April 1, 2014.  Bradley OP and Heritage OP guaranteed these notes. These notes were issued pursuant to the terms of an indenture Heritage entered into with LaSalle National Bank, as trustee. These notes and guarantees were sold to qualified institutional investors in the United States under Rule 144A under the Securities Act and to certain institutional investors outside of the United States under Regulation S under the Securities Act.

On October 15, 2004, Heritage completed the issuance and sale of $150 million principal amount of unsecured 4.50% notes due October 15, 2009. Bradley OP and Heritage OP guaranteed these notes. These notes were issued pursuant to the terms of an indenture Heritage entered into with LaSalle National Bank, as trustee. These notes and guarantees were sold to qualified institutional investors in the United States under Rule 144A under the Securities Act and to certain institutional investors outside of the United States under Regulation S under the Securities Act.

During the past three years, Bradley OP has issued units of limited partnership interest either in private placements in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933 or in exempt transactions under Section 3(a)(9) of the Securities Act, in the amounts and for the consideration set forth below:

On May 15, 2002, Bradley OP issued 314,071 common units as additional consideration to contributors of real estate property, all of whom were “accredited investors.”

BRADLEY OPERATING LIMITED PARTNERSHIP

Report of Independent Registered Public Accounting Firm

The Board of Directors of Heritage Property Investment Trust, Inc.

and Unit Holders of Bradley Operating Limited Partnership:

We have audited the accompanying consolidated balance sheets of Bradley Operating Limited Partnership and subsidiaries (the Operating Partnership), a majority-owned subsidiary of Heritage Property Investment Trust, Inc., as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedule III. These consolidated financial statements and financial statement schedule are the responsibility of the Operating Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Operating Partnership as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG

Boston, Massachusetts

September 7, 2004

BRADLEY OPERATING LIMITED PARTNERSHIP

Consolidated Balance Sheets

Years ended December 31, 2003 and 2002

(Dollars in thousands, except per-unit data)

	December 31,
	2003	2002

Assets
Real estate investments, net	$1,282,989	$1,312,694
Cash and cash equivalents	1,715	650
Accounts receivable, net of allowance for doubtful accounts of $4,243 and $3,893 at December 31, 2003 and 2002, respectively	16,592	15,586
Intercompany advance	—	—
Prepaids and other assets	3,578	3,318
Investment in joint venture	—	—
Deferred financing costs and other assets	7,767	7,432

Total assets	$1,312,641	$1,339,680

Liabilities and Partners’ Capital
Liabilities:
Mortgage loans payable	$141,670	$152,253
Unsecured notes payable	201,490	201,490
Line of credit facility	243,000	234,000
Related party note payable	—	—
Accrued expenses and other liabilities	38,982	34,489
Accrued distributions	17,735	17,735

Total liabilities	642,877	639,967

Minority interest	2,425	2,425

Redeemable partnership units, 340,270 common units outstanding at redemption value	9,681	8,497
Redeemable Series B Preferred Units (liquidation preference $25.00 per unit); 2,000,000 units issued and outstanding at December 31, 2003 and 2002	50,000	50,000
Redeemable Series C Preferred Units (liquidation preference $25.00 per unit); 1,000,000 units issued and outstanding	25,000	25,000

Partners’ capital:
General partner; 32,560,627 and 32,213,156 units outstanding at December 31, 2003 and 2002, respectively	563,338	592,963
Limited partner; 1,219,782 units outstanding	19,320	20,828

Total partners’ capital	582,658	613,791

Total liabilities and partners’ capital	$1,312,641	$1,339,680

See accompanying notes to consolidated financial statements.

BRADLEY OPERATING LIMITED PARTNERSHIP

Consolidated Statements of Operations

Years ended December 31, 2003, 2002 and 2001

(Dollars in thousands, except per unit data)

	Year ended December 31,
	2003	2002	2001

Revenue:
Rentals and recoveries	$187,613	$172,633	$157,350
Interest and other	36	58	132

Total revenue	187,649	172,691	157,482

Expenses:
Property operating expenses	27,292	24,817	22,891
Real estate taxes	29,340	27,810	25,304
Depreciation and amortization	48,389	43,386	39,398
Interest	33,030	35,537	47,102
General and administrative	11,775	15,324	8,256
Loss on prepayment of debt	—	4,215	—

Total expenses	149,826	151,089	142,951

Income before net derivative (losses) gains	37,823	21,602	14,531
Net derivative (losses) gains	—	(7,766)	986

Net income	37,823	13,836	15,517
Preferred distributions)	(6,656)	(6,656)	(6,656)

Net income attributable to common unitholders	$31,167	$7,180	$8,861

Basic and diluted earnings per common unit:
Net income available to common unitholders	$0.92	$0.24	$0.38

Weighted average common units outstanding	33,786,572	30,072,753	23,378,581

BRADLEY OPERATING LIMITED PARTNERSHIP

Consolidated Statement of Changes in Partners’ Capital

Years ended December 31, 2003, 2002 and 2001

(Dollars in thousands, except per-unit data)

	General Partner	Limited Partner	Accumulated Other Comprehensive Income (loss)	Total
Balance at December 31, 2000	$454,420	25,044	—	479,464
Net income attributable to common unitholders	8,398	463	—	8,861
Other comprehensive loss:
Unrealized derivative losses:
Cumulative transition adjustment of interest rate collar as of January 1, 20001	—	—	(2,477)	(2,477)
Effective portion of interest rate collar for the year ended December 31, 2001	—	—	(6,265)	(6,265)

Total other comprehensive loss	—	—	(8,742)	(8,742)

Comprehensive income				119

Distributions ($1.94 per unit)	(43,155)	(2,378)	—	(45,533)

Balance at December 31, 2001	419,663	23,129	(8,742)	434,050
Net income attributable to common unitholders	6,832	297	—	7,129
Other comprehensive income:
Unrealized derivative gains:
Effective portion of interest rate collar for the period from Jan. 1, 2002—Apr. 29, 2002	—	—	1,177	1,177
Reclassification adjustment to earnings for realized loss on termination of interest rate collar	—	—	7,565	7,565

Total other comprehensive income	—	—	8,742	8,742

Comprehensive income				15,871

Capital contributions	227,916	—	—	227,916
Distributions ($2.12 per unit)	(61,094)	(2,583)	—	(63,677)
Adjustment to reflect redeemable partnership units at redemption value	(354)	(15)	—	(369)

Balance at December 31, 2002	592,963	20,828	—	613,791
Net income attributable to common unitholders	29,742	1,114	—	30,856
Capital contributions	9,877	—	—	9,877
Distributions ($2.10 per unit)	(67,662)	(2,562)	—	(70,224)
Adjustment to reflect redeemable partnership units at redemption value	(1,582)	(60)	—	(1,642)

Balance at December 31, 2003	563,338	19,320	—	582,658

Net income attributable to common unitholders	12,140	456	—	12,596
Distributions ($1.05 per unit)	(34,189)	(1,281)	—	(35,470)
Adjustment to reflect redeemable partnership units at redemption value	250	9	—	259

See accompanying notes to consolidated financial statements.

BRADLEY OPERATING LIMITED PARTNERSHIP

Consolidated Statement of Cash Flows

Years ended December 31, 2003, 2002 and 2001

(In thousands)

	Year Ended December 31,
	2003	2002	2001

Cash flows from operating activities:
Net income	$37,823	$13,836	$15,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,389	43,386	39,398
Amortization of deferred financing costs	1,240	1,845	3,065
Net derivative losses (gains)	—	7,766	(986)
Loss on repayment of debt	—	4,215	—
Amortization of debt premiums	(462)	—	—
Changes in operating assets and liabilities	2,164	4,057	(6,214)

Net cash provided by operating activities	89,154	75,105	50,780

Cash flows from investing activities:
Net proceeds from sales of real estate investments	—	—	4,613
Acquisitions and additions to real estate investments	(16,215)	(116,665)	(16,159)
Expenditures for investment in joint venture	—	—	—
Investment in mortgage receivable	—	—	—
Expenditures for capitalized leasing commissions	(3,035)	(2,783)	(2,222)

Net cash used by investing activities	(19,250)	(119,448)	(13,768)

Cash flows from financing activities:
Proceeds from mortgage loans payable	—	4,599	—
Repayments of mortgage loans payable	(10,121)	(17,049)	(4,527)
Repayment of unsecured notes payable	—	—	(475)
Proceeds from draws under line of credit facility	134,000	373,000	71,000
Repayments of draws under line of credit facility	(125,000)	(482,000)	(51,000)
Proceeds from related party note payable	—	—	—
Intercompany advances	(17,810)	—	—
Repayment of intercompany advances	17,810	—	—
Interest rate collar termination payment	—	(6,788)	—
Capital contributions	9,877	227,916	—
Distributions paid to general partner	(67,676)	(43,538)	(40,789)
Distributions paid to limited partners	(9,919)	(11,026)	(7,387)
Redemption of Series B Preferred Units	—	—	—
Expenditures for deferred financing costs	—	(3,902)	(53)

Net cash (used in) provided by financing activities	(68,839)	41,212	(33,231)

Net increase (decrease) in cash and cash equivalents	1,065	(3,131)	3,781
Cash and cash equivalents:
Beginning of year	650	3,781	—

End of year	$1,715	$650	$3,781

See accompanying notes to consolidated financial statements

BRADLEY OPERATING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2003, 2002, and 2001

(1) Organization

Bradley Operating Limited Partnership (the Operating Partnership) is the entity through which Heritage Property Investment Trust, Inc. (Heritage, or the Company) conducts substantially all of its business in the Midwestern United States. Through a wholly-owned subsidiary, Heritage acquired all of the general partner units of Bradley Real Estate Inc., the former general partner of the Operating Partnership, on September 18, 2000. Through the acquisition, Heritage became the general partner of the Operating Partnership and held 22,140,487 general partner common units through a wholly-owned subsidiary and directly held 26,199 limited partner common units from inception until Heritage’s initial public offering (IPO) described below. At December 31, 2003, the Operating Partnership owned (either directly or through subsidiaries) 105 neighborhood and community shopping centers, respectively.

Heritage is a Maryland Corporation organized as a real estate investment trust (REIT). Heritage was formed on July 1, 1999 and commenced operations on July 9, 1999 through the contribution of $550 million of real estate investments and related assets, net of liabilities, by Net Realty Holding Trust, a wholly-owned subsidiary of the New England Teamsters & Trucking Industry Pension Fund (NETT) and $25 million of cash from the Prudential Insurance Company of America (Prudential). Heritage qualifies as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the Code).

Heritage, through its subsidiaries, is a fully-integrated, self-administered, and self-managed REIT and is focused on the acquisition, ownership, management, leasing, and redevelopment of primarily grocer-anchored neighborhood and community shopping centers principally in the Eastern and Midwestern United States. In 2003, Heritage expanded its operations to include the Southwestern U.S. with its Trademark Portfolio Acquisition consisting of eight properties. At December 31, 2003, Heritage owned 162 shopping centers and four office buildings, respectively.

Initial Public Offering

On April 29, 2002, Heritage completed its IPO of its common stock and, when combined with the exercise of the Underwriter’s overallotment, sold a total of 14,080,556 shares of its common stock in the IPO at a price of $25.00 per share.

The net proceeds from the IPO, after deducting the underwriters’ discount and offering expenses, were $322.5 million and were used by Heritage to repay in full its obligation of $100 million of subordinated debt then outstanding. Heritage, through a wholly-owned subsidiary, contributed the remaining net proceeds of $222.5 million to the Operating Partnership in exchange for 10,080,556 general partner common units. Such net proceeds were used to repay $215.7 million of the outstanding indebtedness under its prior line of credit facility and to pay the $6.8 million fee associated with terminating the collar previously in place with respect to the $150 million term loan under the prior line of credit facility.

Issuance of Public Equity

In December 2003, Heritage completed a secondary public offering of its common stock and sold a total of 3,932,736 shares, including the Underwriter’s overallotment of 432,736 shares at a net price of $28.27 per share. The net proceeds of $111 million from this offering were used to repay certain indebtedness, including the $60 million bridge loan incurred by the Heritage Property Investment Limited Partnership and the Operating Partnership in connection with the Trademark Portfolio Acquisition. Heritage, through a wholly-owned subsidiary, contributed $9.8 million of the proceeds to the Operating Partnership in exchange for 347,471 general partner common units.

Minority Interest

The Operating Partnership also has a minority interest that participates in earnings of the Operating Partnership based upon terms specified in the partnership agreement. This minority interest amounted to $2.4 million at December 31, 2003 and 2002.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America (GAAP). Management of the Operating Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reporting of revenue and expenses during the periods presented to prepare these consolidated financial statements in conformity with GAAP. The Operating Partnership bases its estimates on historical experience and other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions.

Management considers those estimates and assumptions that are most important to the portrayal of the Operating Partnership’s financial condition and results of operations, in that they require management’s most subjective judgments, to form the basis for the accounting policies deemed to be most critical to the Operating Partnership. These critical accounting policies include the useful lives used to calculate depreciation expense on real estate investments, judgments regarding the recoverability or impairment of each real estate investment, judgments regarding the ultimate collectibility of accounts receivable, and assumptions used in accounting for and disclosures of the Operating Partnership’s interest rate hedging activities.

If the useful lives of real estate investments were different, future operating results would be affected. Future adverse changes in market conditions or poor operating results could result in an inability to recover real estate investment carrying values that may not be reflected in current carrying values and could require an impairment charge in the future. Future adverse changes in market conditions could also impact the Operating Partnership’s tenants and may affect the adequacy of the allowance for doubtful accounts receivable. If the methodologies and assumptions used to estimate the fair value of the Operating Partnership’s interest rate hedging instruments or to determine hedge effectiveness were different, amounts reported in earnings and other comprehensive income and amounts expected to be recognized in earnings in the future could be affected. Further, future changes in market interest rates and other relevant factors could affect the fair value of such instruments and future interest expense.

The consolidated financial statements of the Operating Partnership include the accounts and operations of the Operating Partnership and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Because Heritage acquired all of the outstanding capital stock of Bradley and used the purchase method of accounting for the transaction, it used “push-down” accounting to establish the basis for reporting assets and liabilities of the Operating Partnership.

(b) Real Estate Investments

Real estate investments are recorded at cost. The cost of buildings and improvements includes the purchase price of property, legal fees, and acquisition costs.

Real estate investments held for sale are carried at the lower of carrying amount or fair value less costs to sell. Depreciation and amortization are suspended during the held-for-sale period. There were no properties held for sale at December 31, 2003 and 2002.

Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (SFAS No. 144) requires the Operating Partnership to periodically perform reviews of its properties to determine if their carrying amounts will be recovered from future operating cash flows. If the Operating Partnership determines that impairment has occurred, those assets shall be reduced to fair value. No such impairment losses have been recognized to date.

In addition, SFAS No. 144 retains the basic provisions of Opinion No. 30, Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for presenting discontinued operations in the statement of operations but broadens that presentation to include a component of an entity (rather than a segment of a business). The Operating Partnership adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the operating results of the Operating Partnership for any of the periods presented.

The Operating Partnership applies SFAS No. 141, Business Combinations (SFAS No. 141), to property acquisitions. According to SFAS No. 141, the fair value of real estate acquired is allocated to the acquired tangible assets and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

Expenditures for maintenance, repairs, and betterments that do not materially extend the useful life of a real estate investment are charged to operations as incurred and amounted to $3.6 million, $3.6 million, and $3.5 million for the years ended December 31, 2003, 2002, and 2001, respectively. Expenditures that substantially extend the useful life of a real estate investment are capitalized. Upon sale or other disposition of the real estate investment, the cost and related accumulated depreciation and amortization are written off and the resulting gain or loss, if any, is reflected in net income. Interest on significant construction projects is capitalized as part of the cost of real estate investments. Interest capitalized amounted to $0, $0.1 million, and $0 for the years ended December 31, 2003, 2002, and 2001, respectively.

The provision for depreciation and amortization has been calculated using the straight-line method over the following estimated useful lives:

Land improvements	15 years

Buildings and improvements	20 – 39 years

Tenant improvements	Shorter of useful life or term of related lease

The Operating Partnership recognizes gains from sales of real estate at the time of the sale using the full accrual method, provided that various criteria related to the terms of the transactions are met and no subsequent involvement is required. If the criteria are not met, or if subsequent involvement is required, the Operating Partnership defers the gains, which are recognized when all criteria are met or subsequent involvement is completed.

(c) Cash and Cash Equivalents

Cash and cash equivalents consist of cash in banks and short-term investments with maturities at the date of purchase of three months or less. The majority of the Operating Partnership’s cash and cash equivalents are held at major commercial banks. The Operating Partnership has not experienced any losses to date on its invested cash.

(d) Deferred Financing Costs and Other Assets

Deferred financing costs and other assets include costs incurred in connection with securing financing for, or leasing space in, the Operating Partnership’s real estate investments. Such charges are capitalized and amortized over the terms of the related financing or lease. Unamortized deferred charges are charged to expense upon prepayment or significant modification of the financing or early termination of the related lease.

The Operating Partnership capitalizes internal leasing costs in accordance with SFAS No. 91, Nonrefundable Fees & Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. These costs amounted to $1.5 million, $1.4 million, and $1.2 million during the years ended December 31, 2003, 2002, and 2001, respectively.

(e) Revenue Recognition

Management has determined that all of the Operating Partnership’s leases with its various tenants are operating leases. Rental income from such leases with scheduled rent increases is recognized using the straight-line method over the terms of the leases. The aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions amounted to $8.8 million and $6.0 million at December 31, 2003 and 2002, respectively, and is included in accounts receivable, net of an allowance for doubtful accounts. Rental revenue recognized over amounts due is included in revenue from rental and recoveries and amounted to $3.4 million, $2.9 million, and $2.6 million for the years ended December 31, 2003, 2002, and 2001, respectively.

Leases for retail space generally contain provisions under which the tenants reimburse the Operating Partnership for a portion of property operating expenses and real estate taxes incurred by the Operating Partnership. In addition, certain of the Operating Partnership’s operating leases for retail space contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. The Operating Partnership defers recognition of contingent rental income until such specified targets are met. Reimbursements for both operating expenses and real estate taxes, as well as contingent rental income during the years ended December 31, 2003, 2002, and 2001were $47.2 million, $46.0 million, and $41.5 million, respectively. These items are included in revenue from rentals and recoveries in the consolidated statements of income.

Allowances for uncollectible receivables are charged against revenue from rentals and recoveries and amounted to $3.0 million, $2.4 million, and $3.5 million for the years ended December 31, 2003, 2002, and 2001, respectively.

(f) Earnings Per Common Unit

Basic earnings per common unit is computed by dividing net income available to general and limited partner (common) unitholders by the weighted average number of general and limited partner units (including redeemable common units) outstanding during the year. Diluted earnings per common unit reflects the potential dilution that could occur if securities or other contracts to issue commons units were exercised or converted into common units or resulted in the issuance of common units and then shared in the earnings of the Operating Partnership. For the years ended December 31, 2003, 2002, and 2001, there were no dilutive instruments, and therefore, diluted earnings per common unit and basic earnings per common unit are the same.

(g) Credit Risk

The Operating Partnership operates in one industry, which is the acquisition, ownership, management, leasing and redevelopment of real estate, and no single tenant accounts for more than 10% of total revenue. Financial instruments potentially subjecting the Operating Partnership to concentrations of credit risk consist principally of (1) temporary cash and equivalent instruments, which are held at financial institutions of high credit quality; and (2) tenant receivables, whose credit risk is distributed among tenants in different industries and across several geographical areas.

(h) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires the Operating Partnership to disclose fair value information about all financial instruments annually, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Operating Partnership’s financial instruments, other than debt, are generally short-term in nature and consist of cash and cash equivalents, rents and other receivables, and accounts payable. The carrying values of these assets, liabilities, and redeemable securities, which are recorded at net realizable value or redemption value in the consolidated balance sheets, approximate fair value.

The fair values of the Operating Partnership’s fixed rate mortgage loans and unsecured notes payable, which are based on estimates made by management for rates currently prevailing for comparable loans and notes of comparable maturities, exceed their aggregate carrying values by $11.0 million and $17.4 million at December 31, 2003 and 2002, respectively. The Operating Partnership’s line of credit facility is at a variable rate, resulting in a carrying value that approximates fair value.

(i) Hedging Activities

From time to time, the Operating Partnership uses derivative financial instruments to limit its exposure to changes in interest rates. The Operating Partnership was not a party to any hedging agreement with respect to its floating rate debt as of December 31, 2003 or 2002. The Operating Partnership has in the past used derivative financial instruments to manage, or hedge, interest rate risks related to its borrowings, from lines of credit to medium and long-term financings. The Operating Partnership requires that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designed to hedge. The Operating Partnership does not use derivatives for trading or speculative purposes and only enters into contracts with major financial institutions based on their credit rating and other factors.

(j) Allocation of General and Administrative Expenses

General and administrative expenses of Heritage that directly relate to each subsidiary are charged directly to such subsidiary. All other general and administrative expenses of Heritage have been allocated to each of Heritage’s subsidiaries, including the Operating Partnership, based on each subsidiary’s pro-rata portion of Heritage’s total property square footage.

(3) Real Estate Investments

A summary of real estate investments at December 31, 2003 and 2002 follows (in thousands):

	2003	2002

Land	$204,571	$204,586
Land improvements	115,733	113,023
Buildings and improvements	1,069,106	1,058,853
Tenant improvements	23,309	13,659
Improvements in process	7,829	13,894

	1,420,548	1,404,015

Accumulated depreciation and amortization	(137,559)	(91,321)

Net carrying value	$1,282,989	$1,312,694

(4) Supplemental Cash Flow Information

During the years ended December 31, 2003, 2002, and 2001 interest paid was $32.3 million, $34.3 million, and $42.4 million, respectively.

Included in accrued expenses and other liabilities at December 31, 2003 and 2002 are accrued expenditures for real estate investments of $3.4 million and $2.4 million, respectively.

During year ended December 31, 2002, the Operating Partnership assumed $87.2 million, respectively of existing debt in connection with the acquisition of six shopping centers respectively. In addition, during the year ended December 31, 2003, the Operating Partnership issued 314,071 limited partner common units with a fair value of $7.9 million in connection with the acquisition of four shopping centers. Only the cash portion of the above transactions is reflected in the accompanying consolidated statements of cash flows.

(5) Operating Leases

Scheduled minimum future rentals under the Operating Partnership’s noncancelable operating leases are as follows at December 31, 2003 (in thousands):

Amount

Year ending December 31:
2004	$130,793
2005	120,848
2006	105,174
2007	91,021
2008	74,776
Thereafter	422,947

Total minimum future rentals	$945,559

(6) Debt

(a) Mortgage Loans Payable

Mortgage loans payable consist of various nonrecourse issues collateralized by 15, 14 and 16 real estate investments with an aggregate net carrying value of $225.7 million and $241.2 million at December 31, 2003 and 2002, respectively. The loans require monthly payments of principal and interest through 2020 at effective interest rates ranging from 3.11% to 10.13% and have a weighted average effective interest rate of 7.13% and 7.21% at December 31, 2003 and 2002, respectively. The loans are generally subject to prepayment penalties.

Mortgage loans payable consisted of the following at December 31, 2003 and 2002 (in thousands):

				December 31,
Property	Effective interest rate	Contractual interest rate	Maturity	2003 Amount(1)	2002 Amount(2)
Kimberly West	7.88%	7.88%	January 2003	—	$3,519
Martin’s Bittersweet Plaza	8.88%	8.88%	September 2003	—	2,975
Miracle Hills Park	8.28%	8.28%	August 2004	$3,594	3,672
Williamson Square	8.00%	8.00%	August 2005	11,170	11,479
Spring Mall	9.39%	9.39%	October 2006	8,250	8,350
Southport Center	6.94%	6.94%	July 2007	10,000	10,000
Long Meadow Commons	5.11%	7.98%	July 2007	—	—
Southgate Shopping Center	8.38%	8.38%	October 2007	2,496	2,589
Salem Consumer Square	10.13%	10.13%	September 2008	10,703	11,101
St. Francis Plaza	8.13%	8.13%	December 2008	1,042	1,204
Montgomery Commons	6.38%	8.48%	January 2010	8,695	8,872
Warminster Towne Center	6.01%	8.24%	February 2010	22,354	22,922
Bedford Grove	7.86%	7.86%	March 2012	4,503	4,826
Berkshire Crossing	3.12%	3.12%	November 2012	15,094	15,661
Grand Traverse Crossing	7.42%	7.42%	January 2013	13,642	13,938
Salmon Run	8.10%	8.95%	September 2013	5,248	5,533
Elk Park Center	7.64%	7.64%	August 2016	8,519	8,775
Grand Traverse Crossing – Wal-Mart	7.75%	7.75%	October 2016	5,314	5,455
Bedford Grove – Wal-Mart	7.63%	7.63%	November 2019	4,208	4,339
Berkshire Crossing – Home Depot/Wal-Mart	7.63%	7.63%	March 2020	6,838	7,043

Total mortgage loans payable				$141,670	$152,253

(1)                         The principal amount shown has been adjusted to reflect the estimated fair value of the mortgage loans payable as of the date the property was acquired. The contractual principal balances at December 31, 2003 and 2002 totaled $138,261, and $148,382, respectively.

(b) Unsecured Notes Payable

The Operating Partnership previously issued unsecured notes payable consisting of a $100 million, 7% fixed-rate issue maturing on November 15, 2004; a $100 million, 7.2% fixed-rate issue maturing on January 15, 2008; and $1.5 million of other unsecured notes payable.

(c) Line of Credit Facility

On April 29, 2002, the Operating Partnership and Heritage Property Investment Limited Partnership (Heritage OP) entered as co-borrowers on a joint and several basis into a $350 million unsecured line of credit with a group of lenders and Fleet National Bank, as agent. Heritage and certain of Heritage’s other subsidiaries have guaranteed this line of credit. This line of credit is being used principally to fund growth opportunities and for working capital purposes. At December 31, 2003 and 2002, $243 million, and $234 million was outstanding under the line of credit, respectively, all of which is carried on the Operating Partnership’s balance sheets.

This line of credit bears interest at either the lender’s base rate or a floating rate based on a spread over LIBOR ranging from 80 basis points to 135 basis points, depending upon Heritage’s debt rating, and requires monthly payments of interest. The variable rates in effect at December 31, 2003 and 2002, including the lender’s margin of 105 basis points, and borrowings outstanding at the base rate, were 2.22%, and 2.62%, respectively. In addition, this line of credit has a facility fee based on the amount committed but not drawn ranging from 15 basis points to 25 basis points, depending upon Heritage’s debt rating, and is required to be paid quarterly.

This line of credit requires the borrowers to maintain specific financial ratios and restricts the incurrence of indebtedness and the funding of investments. This line of credit also, except under some circumstances (including as necessary to maintain Heritage’s status as a REIT) limits Heritage’s ability to make distributions in excess of 90% of annual funds from operations, as defined. As of December 31, 2003 and 2002, management believes the borrowers were in compliance with all of the financial covenants under the line of credit facility.

Upon entering into this line of credit and repayment of the prior senior unsecured credit facility, the Company wrote off unamortized deferred financing costs and recognized a loss of $4.2 million in 2002.

Selected financial information of Heritage OP, the co-borrower, is as follows as of and for the years ended December 31 (in thousands):

	December 31,
Description	2003	2002

Real estate investments, net	874,243	695,810
Other assets	40,691	24,066
Total assets	914,934	719,876
Indebtedness (excluding line of credit) (a)	491,295	417,410
Other liabilities	49,836	38,019
Partners’ capital	267,683	264,447
Total revenue (excluding discontinued operations)	113,020	103,283
Net income	10,780	13,533

(a)                         The Operating Partnership and the Heritage OP are co-borrowers under the line of credit, however for purposes of the above footnote, amounts due under the line of credit are not included as the entire outstanding balance has been included on the accompanying Operating Partnership’s balance sheet.

(d) Guaranty of Unsecured Debt

On April 1, 2004, Heritage issued $200 million aggregate principal unsecured senior notes (the Notes) at an interest rate of 4.50%. Heritage used the proceeds of the Notes of $196.4 million net of original issue discount and estimated offering costs, to repay a portion of the outstanding balance under the Operating Partnership’s and Heritage OP’s combined line of credit. The Operating Partnership has provided Heritage with an intercompany note in exchange for the proceeds used to pay down the line of credit at terms substantially identical to the Notes.

The Notes mature on April 1, 2014, and interest is payable each April 15, and October 15, commencing on October 15, 2004. The Notes are senior unsecured obligations of Heritage and are guaranteed jointly and severally by the Operating Partnership and Heritage OP. Such guarantees are unsecured senior obligations of the Operating Partnership and Heritage OP and rank equally with all existing and future unsecured senior indebtedness of the Operating Partnership and Heritage OP. The Notes also contain certain financial and operating covenants, including limitations on the amount and type of indebtedness that may be incurred by Heritage, the Operating Partnership, and Heritage OP.

(e) Scheduled Principal Repayments

Scheduled principal repayments on aggregate outstanding debt at December 31, 2003 are as follows (in thousands):

Amount due

Year ending December 31:
2004	$107,392
2005	257,648
2006	13,571
2007	16,004
2008	112,543
Thereafter	75,593

Total due(1)	$582,751

(1)                         The aggregate principal repayment amount of $582,751 does not reflect the unamortized adjustment of $3,409 which is the difference between the contractual amount and the fair value for three mortgages assumed as of December 31, 2003.

(7) Income Taxes

The Operating Partnership is not liable for Federal income taxes as each partner reports its allocable share of income and deductions on its respective return; accordingly, no provision for Federal income taxes is reported in the accompanying consolidated financial statements.

(8) Commitments and Contingencies

The Operating Partnership is subject to legal and other claims incurred in the normal course of business. Based on its review and consultation with counsel of such matters known to exist, management does not believe that the ultimate outcome of these claims would materially affect the Operating Partnership’s financial position or results of operations.

(9) Derivative and Hedging Activities

On January 1, 2001, Heritage and the Operating Partnership adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure such instruments at fair value. Fair value adjustments affect either other comprehensive income (a component of partners’ capital) or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

Heritage and the Operating Partnership use certain derivative financial instruments to manage, or hedge, interest rate risks related to its borrowings, from lines of credit to medium- and long-term financings. Heritage and the Operating Partnership require that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designed to hedge. Instruments that meet the hedging criteria are formally designated as hedges at the inception of the derivative contract. Heritage and the Operating Partnership do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors. To determine the fair values of its derivative instruments, the Operating Partnership uses methods and assumptions based on market conditions and risks existing at each balance sheet date. Such methods incorporate standard market conventions and techniques such as discounted cash flow analysis and option pricing models to determine fair value. All methods of estimating fair value result in general approximation of value, and such value may or may not actually be realized.

The Operating Partnership had no derivatives at December 31, 2003 and 2002.

The Operating Partnership’s only derivative at December 31, 2001 was an interest rate “collar” entered into pursuant to, and as a condition of, the Operating Partnership’s prior line of credit facility, and was terminated on April 29, 2002. This collar limited the variable interest rate range on the entire $150 million term loan under the prior line of credit to a floor of 6% and a cap of 8.5% through September 18, 2003, the date of maturity of the prior line of credit. The derivative was classified as a cash flow hedge. For purposes of determining hedge effectiveness, the Operating Partnership excludes the time value element of the collar.

Interest expense attributable to the collar and recognized in earnings in 2002 was $2.1 million.

As described in note 6, on April 29, 2002, the Operating Partnership entered into a $350 million unsecured line of credit with a group of lenders with Fleet National Bank, as agent. Upon entering into this new line of credit, the Operating Partnership paid $6.8 million to terminate the interest rate collar that was in place with respect to the $150 million term loan under the prior senior unsecured credit facility. As a result of this termination, the Operating Partnership reclassified $7.6 million of accumulated other comprehensive loss, a component of partners’ capital, to earnings during the year ended December 31, 2002.

(10) Capital Structure

At December 31, 2003, Heritage, through a wholly-owned subsidiary, owned approximately 99% of the voting interests in the Operating Partnership, and through this subsidiary, is the sole general partner of the Operating Partnership. This structure is commonly referred to as an umbrella partnership REIT or “UPREIT.” At December 31, 2003, interests in the Operating Partnership are evidenced by four partner classes: general partner “common” units owned by Heritage’s wholly-owned subsidiary; 8.875% Series B Cumulative Redeemable Perpetual Preferred Units of limited partnership interest (Series B Preferred Units); 8.875% Series C Cumulative Redeemable Perpetual Preferred Units of limited partnership interest (Series C Preferred Units); and limited partner common units owned by Heritage and outside parties.

At December 31, 2003, the Operating Partnership had outstanding 2,000,000 Series B Preferred Units and 1,000,000 Series C Preferred Units. The Series B and C Preferred Units were issued during 1999 to investors at a price of $25.00 per unit. The Series B and C Preferred Units are callable by the Operating Partnership after five years from the date of issuance at a redemption price equal to the redeemed holder’s capital account plus an amount equal to all accumulated, accrued, and unpaid distributions or dividends thereon to the date of redemption.

Holders of the Series B and C Preferred Units have the right to exchange their Series B and C Preferred Units for shares of Series B and C Preferred Cumulative Redeemable Perpetual Preferred Stock of Heritage on a one-for-one basis after ten years from the original issuance, subject to certain limitations. In lieu of Series B and C Preferred Cumulative Redeemable Perpetual Preferred Stock, Heritage may cause the Operating Partnership to elect to deliver cash for an amount equal to the redeemed holder’s capital account plus an amount equal to all accumulated, accrued, and unpaid distributions or dividends thereon to the date of redemption. The redemption value of the Series B and C Preferred Units amounted to $50 million and $25 million, respectively, at December 31, 2003 and 2002. Due to the redemption option existing outside the control of the Operating Partnership, such Series B and C Preferred Cumulative Redeemable Perpetual Preferred Units are not included in Partners’ Capital and are stated at their redemption value.

On February 23, 2004, the Operating Partnership redeemed all outstanding 8.875% Series B Cumulative Redeemable Perpetual Preferred Units of the Operating Partnership. The Operating Partnership redeemed all 2,000,000 of the outstanding Series B Preferred Units at a redemption price of $25.00 per unit, plus approximately $0.3266 of accrued and unpaid distributions, for an aggregate redemption price of approximately $25.3266 per unit. There were no unamortized issuance costs associated with the Series B Preferred Units; therefore, Heritage did not incur a charge in connection with this redemption.

Pursuant to the Operating Partnership Agreement, outside limited partners in the Operating Partnership have the right to redeem all or any portion of their common units for cash from the Operating Partnership. However, Heritage may elect to acquire their interest by issuing common stock of Heritage in exchange for common units on a one-for-one basis. The amount of cash to be paid to the limited partner if the redemption right is exercised and the cash option is elected by Heritage is based on the trading price of Heritage’s common stock at the conversion date. Due to the redemption option existing outside the control of the Operating Partnership, such limited partners’ common units are not included in Partners’ Capital and are stated at their redemption value.

The following table reflects the activity for redeemable common and preferred units for the years ended December 31, 2003, 2002, and 2001 (in thousands):

	Redeemable Common Units	Series B Preferred Units	Series C Preferred Units
Balance at December 31, 2000	$556	$50,000	$25,000

Net income allocable to redeemable partnership units	—	4,438	2,218
Distributions to redeemable partnership units	(29)	(4,438)	(2,218)

Balance at December 31, 2001	527	50,000	25,000

Net income allocable to redeemable partnership units	51	4,438	2,218
Acquisition of properties in exchange for limited partner common units	7,852	—	—
Distributions to redeemable partnership units	(302)	(4,438)	(2,218)
Adjustment to reflect redeemable common units at redemption value	369	—	—

Balance at December 31, 2002	8,497	50,000	25,000

Net income allocable to redeemable partnership units	311	4,438	2,218
Distributions to redeemable partnership units	(769)	(4,438)	(2,218)
Adjustment to reflect redeemable common units at redemption value	1,642	—	—

Balance at December 31, 2003	9,681	50,000	25,000

Net income allocable to redeemable partnership units	143	99	1,109
Distributions to redeemable partnership units	(357)	(99)	(1,109)
Adjustment to reflect redeemable common units at redemption value	(259)	—	—
Redemption of Series B Preferred Units	—	(50,000)	—

(12) Newly Issued Accounting Standards

In December 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, (FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R applies to entities in which the equity investors do not bear the economic risks and rewards of the entity. An enterprise that is involved with another entity generally must assess whether that involvement requires consolidation under FIN 46R. Public companies must apply FIN 46R immediately to entities created after January 31, 2003, and no later than the end of the first reporting period that ends after December 15, 2003. The Operating Partnership’s adoption of FIN 46R did not have a material impact on the results of its operations, financial position or liquidity.

(13) Subsequent Events

On September 7, 2004, Bradley OP redeemed all of its outstanding 8.875% Series C Cumulative Redeemable Perpetual Preferred Units at a redemption price of $25.00 per unit, plus approximately $0.413 of accrued and unpaid distributions, for an aggregate redemption price of approximately $25.413 per unit. There were no unamortized issuance costs associated with the Series C Preferred Units, therefore, the Company did not incur a charge with this redemption.

SCHEDULE III

BRADLEY OPERATING LIMITED PARTNERSHIP

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

(In thousands)

The following table sets forth detail with respect to the properties, and related encumbrances, owned by the Operating Partnership at December 31, 2003.

		Initial Cost to the Company			Gross Amount Carried at December 31, 2003
Property Name and Location	Encumbrances	Land and Improvements	Buildings and Improvements	Capitalized Subsequent to Acquisition	Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Acquired by Company	Lives on Which Depreciation is Computed

RETAIL SHOPPING CENTERS
ALABAMA
Montgomery Commons Montgomery, AL	$8,695	$2,527	$8,459	$—	$2,527	$8,459	$10,986	$317	2002	15-39
GEORGIA
Shenandoah Plaza Newnan, GA	—	1,352	4,530	17	1,353	4,546	5,899	618	2000	4-39
ILLINOIS
Bartonville Square Bartonville, IL	—	572	1,914	225	572	2,139	2,711	277	2000	10-39
Butterfield Square Libertyville, IL	—	3,328	11,139	164	3,344	11,287	14,631	1,551	2000	5-39
The Commons of Chicago Ridge Chicago Ridge, IL	—	9,254	30,982	2,184	9,273	33,147	42,420	4,747	2000	4-39
The Commons of Crystal Lake Crystal Lake, IL	—	7,193	24,079	565	7,356	24,481	31,837	3,365	2000	4-39
Crossroads Centre Fairview Heights, IL	—	3,614	12,099	438	3,762	12,389	16,151	1,677	2000	9-39
Fairhills Shopping Center Springfield, IL	—	1,369	4,583	81	1,369	4,664	6,033	633	2000	3-39

S-III-17

Heritage Square Naperville, IL	—	5,554	18,593	484	5,554	19,077	24,631	2,642	2000	5-39
High Point Centre Lombard, IL	—	5,621	18,817	563	5,659	19,342	25,001	2,598	2000	9-39
Parkway Pointe Springfield, IL	—	1,059	3,546	—	1,059	3,546	4,605	483	2000	10-39
Rivercrest Crestwood, IL	—	10,043	33,620	642	10,042	34,263	44,305	4,612	2000	3-39
Rollins Crossing Round Lake Beach, IL	—	3,839	12,852	4	3,839	12,856	16,695	1,755	2000	4-39
Sangamon Center North Springfield, IL	—	2,450	8,204	132	2,450	8,336	10,786	1,132	2000	10-39
Sheridan Village Peoria, IL	—	5,293	17,716	1,491	5,505	18,995	24,500	2,533	2000	3-39
Sterling Bazaar Peoria, IL	—	1,619	5,419	542	1,750	5,830	7,580	758	2000	5-39
Twin Oaks Centre Silvis, IL	—	1,832	6,131	295	1,841	6,417	8,258	884	2000	5-39
Wardcliffe Shopping Center Peoria, IL	—	503	1,682	244	566	1,863	2,429	266	2000	5-39
Westview Center Hanover Park, IL	—	6,527	21,852	709	6,909	22,179	29,088	3,091	2000	5-39
INDIANA Apple Glen Crossing Fort Wayne, IN	—	4,337	14,518	6	4,336	14,525	18,861	589	2002	15-39
County Line Mall Indianapolis, IN	—	4,616	15,451	1,423	4,615	16,875	21,490	2,129	2000	3-39
Double Tree Plaza Winfield, IN	—	1,404	4,703	110	1,420	4,797	6,217	662	2000	5-39

S-III-18

The following table sets forth detail with respect to the properties, and related encumbrances, owned by the Operating Partnership at December 31, 2003.

		Initial Cost to the Company			Gross Amount Carried at December 31, 2003
Property Name and Location	Encumbrances	Land and Improvements	Buildings and Improvements	Capitalized Subsequent to Acquisition	Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Acquired by Company	Lives on Which Depreciation is Computed

Germantown Shopping Center Jasper, IN	—	1,829	6,124	1,715	1,904	7,764	9,668	1,140	2000	3-39
King’s Plaza Richmond, IN	—	983	3,290	498	1,111	3,660	4,771	542	2000	5-39
Lincoln Plaza New Haven, IN	—	1,241	4,155	148	1,241	4,303	5,544	612	2000	5-39
Martin’s Bittersweet Plaza Mishawaka, IN	—	1,110	3,717	66	1,110	3,783	4,893	521	2000	3-39
Rivergate Shopping Center Shelbyville, IN	—	1,299	4,350	206	1,299	4,556	5,855	614	2000	10-39
Sagamore Park Centre West Lafayette, IN	—	1,768	5,919	736	1,768	6,655	8,423	851	2000	4-39
Speedway SuperCenter Indianapolis, IN	—	11,446	38,322	2,450	11,545	40,673	52,218	5,561	2000	2-39
The Village Gary, IN	—	2,649	8,871	2,211	2,678	11,053	13,731	1,531	2000	3-39
Washington Lawndale Commons Evansville, IN	—	4,757	15,924	1,605	5,309	16,977	22,286	2,314	2000	3-39
IOWA Burlington Plaza West Burlington, IA	—	1,409	4,719	142	1,489	4,781	6,270	658	2000	4-39
Davenport Retail Center Davenport, IA	—	1,355	4,539	—	1,355	4,539	5,894	619	2000	10-39
Kimberly West Davenport, IA	—	1,380	4,623	125	1,400	4,728	6,128	651	2000	5-39

S-III-19

Parkwood Plaza Urbandale, IA	—	1,950	6,527	136	1,950	6,663	8,613	903	2000	4-39
Southgate Shopping Center Des Moines, IA	2,496	994	3,327	377	1,200	3,498	4,698	493	2000	7-39
Spring Village Davenport, IA	—	673	2,255	533	762	2,699	3,461	372	2000	2-39
Warren Plaza Dubuque, IA	—	1,439	4,818	162	1,590	4,829	6,419	664	2000	10-39
KANSAS
Mid State Plaza Salina, KS	—	1,718	5,752	1,194	2,343	6,321	8,664	898	2000	4-39
Santa Fe Square Olathe, KS	—	2,465	8,252	541	2,680	8,578	11,258	1,183	2000	4-39
Shawnee Parkway Plaza Shawnee, KS	—	1,176	3,936	358	1,298	4,172	5,470	627	2000	2-39
Westchester Square Lenexa, KS	—	3,128	10,473	425	3,280	10,746	14,026	1,534	2000	2-39
West Loop Shopping Center Manhattan, KS	—	3,285	10,997	284	3,494	11,072	14,566	1,536	2000	3-39
KENTUCKY
Camelot Shopping Center Louisville, KY	—	1,659	6,198	52	1,659	6,250	7,909	793	2000	1-39
Dixie Plaza Louisville, KY	—	719	2,406	19	719	2,425	3,144	335	2000	5-39

The following table sets forth detail with respect to the properties, and related encumbrances, owned by the Operating Partnership at December 31, 2003.

		Initial Cost to the Company			Gross Amount Carried at December 31, 2003
Property Name and Location	Encumbrances	Land and Improvements	Buildings and Improvements	Capitalized Subsequent to Acquisition	Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Acquired by Company	Lives on Which Depreciation is Computed

Midtown Mall Ashland, KY	—	1,924	6,444	346	1,925	6,789	8,714	968	2000	3-39
Plainview Village Center Louisville, KY	—	2,701	9,044	865	2,738	9,872	12,610	1,326	2000	2-39

S-III-20

Stony Brook Louisville, KY	—	3,319	11,110	453	3,405	11,477	14,882	1,555	2000	3-39
MASSACHUSETTS
Berkshire Crossing Pittsfield, MA	21,932	6,964	23,313	255	6,966	23,566	30,532	1,402	2002	6-39
MICHIGAN
Cherry Hill Marketplace Westland, MI	—	2,639	4,113	6,301	2,640	10,413	13,053	1,383	2000	4-39
Grand Traverse Crossing Traverse City, MI	18,956	5,375	17,993	295	5,452	18,211	23,663	1,078	2002	5-39
The Courtyard Burton, MI	—	2,039	6,831	36	2,040	6,866	8,906	932	2000	4-39
Redford Plaza Redford, MI	—	5,520	18,482	514	5,521	18,995	24,516	2,600	2000	4-39
MINNESOTA
Austin Town Center Austin, MN	—	2,096	7,015	118	2,095	7,134	9,229	1,005	2000	3-39
Brookdale Square Brooklyn Center, MN	—	2,191	7,335	539	2,220	7,845	10,065	1,029	2000	3-39
Burning Tree Plaza Duluth, MN	—	3,355	11,230	259	3,462	11,382	14,844	1,589	2000	3-39
Central Valu Center Columbia Heights, MN	—	2,144	7,176	57	2,193	7,184	9,377	985	2000	3-39
Elk Park Center Elk River, MN	8,519	4,440	14,866	324	4,446	15,184	19,630	2,128	2000	3-39
Har Mar Mall Roseville, MN	—	10,281	34,418	2,757	10,322	37,134	47,456	5,064	2000	3-39
Hub West / Richfield Hub Richfield, MN	—	3,269	10,948	837	3,270	11,784	15,054	1,605	2000	3-39
Marketplace at 42 Savage, MN	—	5,070	16,973	87	5,094	17,036	22,130	2,342	2000	4-39

S-III-21

Roseville Center Roseville, MN	—	1,571	5,257	936	1,570	6,194	7,764	773	2000	2-39
Southport Centre Apple Valley, MN	10,000	3,915	13,106	83	3,915	13,189	17,104	1,794	2000	5-39
Sun Ray Shopping Center St. Paul, MN	—	4,669	15,628	1,713	4,690	17,320	22,010	2,204	2000	2-39
Ten Acres Center West St. Paul, MN	—	2,368	7,930	586	2,345	8,539	10,884	1,178	2000	4-39
Terrace Mall Robbinsdale, MN	—	2,030	6,799	311	2,031	7,109	9,140	953	2000	4-39
Westwind Plaza Minnetonka, MN	—	2,511	8,409	1,329	2,676	9,573	12,249	1,264	2000	4-39
White Bear Hills White Bear Lake, MN	—	1,412	4,732	110	1,413	4,841	6,254	654	2000	5-39

The following table sets forth detail with respect to the properties, and related encumbrances, owned by the Operating Partnership at December 31, 2003.

		Initial Cost to the Company			Gross Amount Carried at December 31, 2003
Property Name and Location	Encumbrances	Land and Improvements	Buildings and Improvements	Capitalized Subsequent to Acquisition	Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Acquired by Company	Lives on Which Depreciation is Computed

MISSOURI
Ellisville Square Ellisville, MO	—	2,577	8,627	850	2,827	9,227	12,054	1,253	2000	9-39
Grandview Plaza Florissant, MO	—	3,555	11,902	1,410	3,850	13,017	16,867	1,674	2000	5-39
Hub Shopping Center Independence, MO	—	1,578	5,281	648	1,709	5,798	7,507	768	2000	2-39
Liberty Corners Liberty, MO	—	1,904	6,375	413	2,000	6,692	8,692	926	2000	2-39
Maplewood Square Maplewood, MO	—	1,080	3,616	67	1,080	3,683	4,763	527	2000	5-39
Marketplace at Independence Independence, MO	—	4,612	15,441	349	4,663	15,739	20,402	926	2002	3-39

S-III-22

Prospect Plaza Gladstone, MO	—	3,479	11,647	586	3,479	12,233	15,712	1,838	2000	4-39
Watts Mill Plaza Kansas City, MO	—	3,180	10,645	230	3,348	10,707	14,055	1,494	2000	5-39
NEBRASKA Bishop Heights Lincoln, NE	—	318	1,062	61	370	1,071	1,441	149	2000	10-39
Cornhusker Plaza South Sioux City, NE	—	1,122	3,754	98	1,190	3,784	4,974	519	2000	5-39
Eastville Plaza Fremont, NE	—	1,137	3,805	56	1,162	3,836	4,998	522	2000	10-39
Edgewood Shopping Center Lincoln, NE	—	2,890	9,674	707	2,930	10,341	13,271	1,359	2000	3-39
The Meadows Lincoln, NE	—	1,037	3,471	41	1,037	3,512	4,549	481	2000	4-39
Miracle Hills Park Omaha, NE	3,594	1,739	5,824	156	1,761	5,958	7,719	832	2000	2-39
Stockyards Plaza Omaha, NE	—	2,122	7,102	212	2,180	7,256	9,436	979	2000	3-39
NEW HAMPSHIRE
Bedford Grove Bedford, NH	8,711	3,595	12,037	124	3,602	12,154	15,756	719	2002	5-39
NEW JERSEY
Cross Keys Commons Washington Township, NJ	—	7,823	26,189	534	7,829	26,717	34,546	1,816	2002	15-39
NEW MEXICO
St. Francis Plaza Santa Fe, NM	1,042	891	2,989	55	946	2,989	3,935	410	2000	10-39
NEW YORK
Salmon Run Plaza Watertown, NY	5,248	2,096	7,015	163	2,103	7,171	9,274	411	2002	15-39
OHIO
30th Street Plaza Canton, OH	—	3,071	10,279	15	3,071	10,294	13,365	1,404	2000	8-39
Clock Tower Plaza Lima, OH	—	3,409	11,409	257	3,552	11,523	15,075	1,624	2000	4-39
Salem Consumer Square Trotwood, OH	10,703	5,964	19,965	356	6,053	20,232	26,285	2,778	2000	3-39

S-III-23

The following table sets forth detail with respect to the properties, and related encumbrances, owned by the Operating Partnership at December 31, 2003.

		Initial Cost to the Company			Gross Amount Carried at December 31, 2003
Property Name and Location	Encumbrances	Land and Improvements	Buildings and Improvements	Capitalized Subsequent to Acquisition	Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Acquired by Company	Lives on Which Depreciation is Computed

PENNSYLVANIA
Warminster Towne Center Warminster, PA	22,354	7,677	25,703	153	7,677	25,856	33,533	962	2002	15-39
SOUTH DAKOTA
Baken Park Rapid City, SD	—	3,119	10,440	705	3,119	11,145	14,264	1,635	2000	3-39
TENNESSEE
Williamson Square Franklin, TN	11,170	4,779	15,994	1,494	4,777	17,490	22,267	2,515	2000	3-39
WISCONSIN
Fairacres Shopping Center Oshkosh, WI	—	1,563	5,230	56	1,612	5,237	6,849	717	2000	4-39
Fitchburg Ridge Madison, WI	—	481	1,611	619	481	2,230	2,711	244	2000	5-39
Fox River Plaza Burlington, WI	—	1,654	5,536	151	1,654	5,687	7,341	800	2000	7-39
Garden Plaza Franklin, WI	—	1,088	3,642	94	1,128	3,696	4,824	513	2000	5-39
Madison Plaza Madison, WI	—	1,817	6,082	319	1,817	6,401	8,218	885	2000	4-39

S-III-24

Mequon Pavilions Mequon, WI	—	6,296	21,075	1,620	6,443	22,548	28,991	3,023	2000	3-39
Moorland Square New Berlin, WI	—	1,881	6,299	67	1,912	6,335	8,247	862	2000	5-39
Oak Creek Centre Oak Creek, WI	—	1,357	4,546	69	1,380	4,592	5,972	639	2000	4-39
Park Plaza Manitowoc, WI	—	1,586	5,305	291	1,693	5,489	7,182	784	2000	4-39
Spring Mall Greenfield, WI	8,250	3,136	10,499	4,153	3,176	14,612	17,788	1,586	2000	10-39
Taylor Heights Sheboygan, WI	—	1,976	6,618	2	1,977	6,619	8,596	903	2000	7-39

TOTAL	$141,670	$313,730	$1,046,224	$60,594	$320,302	$1,100,246	$1,420,548	$137,559

S-III-25

	Years ended December 31,
	2003	2002

Cost:
Balance, beginning of year	$1,404,015	1,193,166
Acquisitions and other additions	18,025	212,159
Sale of properties and other deductions	(1,492)	(1,310)

Balance, end of year	$1,420,548	1,404,015

Accumulated Depreciation:
Balance, beginning of year	$91,321	50,055
Depreciation provided	46,334	42,588
Sale of properties and other deductions	(96)	(1,322)

Balance, end of year	$137,559	91,321

S-III-26